This prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)(5)

Registration No. 333-86654

SUBJECT TO COMPLETION, DATED NOVEMBER 24, 2003

PRELIMINARY PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JUNE 10, 2002

4,000,000 Shares

Health Care Property Investors, Inc.

      % Series F Cumulative Redeemable Preferred Stock

(Liquidation Preference $25.00 Per Share)

We will pay quarterly cumulative dividends, in arrears, on the Series F preferred stock from the date of original issue. These dividends will be payable on March 31, June 30, September 30 and December 31 of each year, when and as declared, beginning on March 31, 2004, at a yearly rate of     % of the $25.00 liquidation preference, or $             per Series F preferred share per year. We may not redeem the Series F preferred stock prior to December     , 2008, except as necessary to preserve our status as a real estate investment trust. On or after December     , 2008, we may, at our option, redeem the Series F preferred stock, in whole or from time to time in part, for $25.00 per Series F preferred share in cash plus any accrued and unpaid dividends through the date of redemption. The shares of Series F preferred stock have no stated maturity, are not subject to any sinking fund and will remain outstanding indefinitely unless we redeem them.

The underwriters have an option to purchase a maximum of 600,000 additional shares of Series F preferred stock to cover over-allotments.

The shares of our Series F preferred stock are subject to certain restrictions on ownership and transfer designed to preserve our qualification as a real estate investment trust for federal income tax purposes. See “Description of Series F Preferred Stock—Restrictions on Ownership and Transfer” in this prospectus supplement for more information about these restrictions.

Investing in the Series F preferred stock involves risks. See “Risk Factors” on page S-4 of this prospectus supplement.

	Price to Public(1)	Underwriting Discounts and Commissions	Proceeds to Company
Per Share	$25.00	$	$
Total	$	$	$
(1)	Plus accrued dividends, if any, from December , 2003.

Delivery of the Series F preferred stock in book-entry form only will be made on or about December     , 2003.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Book Running Managers

Credit Suisse First Boston	UBS Investment Bank

Merrill Lynch & Co.	Morgan Stanley

The date of this prospectus supplement is November     , 2003.

PROSPECTUS SUPPLEMENT

PROSPECTUS

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

i

SUMMARY

This summary may not contain all the information that may be important to you. You should read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference in the accompanying prospectus before making a decision to invest in the Series F preferred stock. Unless otherwise noted, the information in this prospectus supplement assumes no exercise of the underwriters’ overallotment option.

All references to “HCPI,” “our,” “us” and “we” in this prospectus supplement and the accompanying prospectus mean Health Care Property Investors, Inc. and its majority-owned subsidiaries and other entities controlled by Health Care Property Investors, Inc., except where it is clear from the context that the term means only the issuer, Health Care Property Investors, Inc.

Our Company

We were organized in 1985 to qualify as a real estate investment trust, or a REIT. We invest in health care related real estate located throughout the United States. We commenced business 18 years ago, making us the second oldest REIT specializing in health care real estate. Since 1986, the debt rating agencies have rated our debt investment grade. As of November 20, 2003, Moody’s Investors Service, Standard & Poor’s and Fitch rated our senior debt at Baa2, BBB+ and BBB+, respectively. The market value of our common stock was approximately $3.0 billion as of November 20, 2003.

As of September 30, 2003, our gross investment in our properties, including partnership interests and mortgage loans, was approximately $3.2 billion and our portfolio of 446 properties in 43 states consisted of:

•	31 hospitals;

•	175 long-term care facilities;

•	124 retirement and assisted living facilities;

•	85 medical office buildings; and

•	31 other healthcare facilities.

Our principal offices are located at 4675 MacArthur Court, Suite 900, Newport Beach, California 92660, and our telephone number is (949) 221-0600.

Recent Developments

On October 23, 2003, our Board of Directors declared a quarterly dividend of $0.83 per common share payable on November 20, 2003 to stockholders of record as of the close of business on November 4, 2003.

On October 2, 2003, we and HCP Medical Office Portfolio, LLC, a joint venture formed on June 2, 2003 by GE Commercial Finance, General Electric Co.’s commercial finance division, and us, completed the $575,000,000 acquisition of MedCap Properties, LLC, which includes ownership interests in 113 medical office buildings. We are the managing member of HCP Medical Office Portfolio, LLC and have a one-third economic interest therein.

During the quarter ended September 30, 2003, we acquired four continuing care retirement communities from American Retirement Corporation (ARC) for $163.5 million. Prior to the acquisition, we owned a 9.8% equity interest in the entities that owned these four facilities. Three of the facilities have been leased to ARC. The fourth facility has been leased to a third party that has contracted with ARC to manage the facility. The leases have a ten-year term and an annual lease rate of 9.5% with annual rent increases of 2.75%. In addition, we closed a $7 million secured loan to ARC.

On September 15, 2003, we issued 4,000,000 shares of 7.25% Series E Cumulative Redeemable Preferred Stock at $25.00 per share, generating gross proceeds of $100,000,000.

On September 10, 2003, we redeemed all of our outstanding 7 7/8% Series A Cumulative Redeemable Preferred Stock at a redemption price of $25.00 per share, plus accrued and unpaid dividends to the redemption date. On October 1, 2003, we redeemed all of our outstanding 8.70% Series B Cumulative Redeemable Preferred Stock at a redemption price of $25.00 per share, plus accrued and unpaid dividends to the redemption date.

The Offering

Issuer	Health Care Property Investors, Inc.

Securities Offered	4,000,000 shares of our % Series F Cumulative Redeemable Preferred Stock (4,600,000 shares if the underwriters’ overallotment option is exercised in full).

Maturity	The Series F preferred stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption.

Use of Proceeds	We expect that the net proceeds from this offering will be approximately $ million after deducting underwriting discounts and commissions and our expenses (or approximately $ million if the underwriters exercise their overallotment option in full). We intend to use the net proceeds from the offering to repay outstanding borrowings under our revolving lines of credit.

Ranking	The Series F preferred stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of HCPI, rank senior to all classes or series of our common stock and on a parity with our 7.25% Series E Cumulative Redeemable Preferred Stock.

Dividends	Investors will be entitled to receive cumulative cash dividends from the date of original issue, payable quarterly in arrears on or about the last day of March, June, September and December of each year, commencing March 31, 2004, at the rate of % of the liquidation preference per annum (equivalent to $ per annum per share). Dividends on the Series F preferred stock will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared.

Liquidation Preference	If we liquidate, dissolve or wind up, holders of the Series F preferred stock will have the right to receive $25.00 per share, plus accrued and unpaid dividends to the date of payment, before any payment is made to holders of our common stock. See “Description of Series F Preferred Stock—Liquidation Preference.”

Optional Redemption	The Series F preferred stock is not redeemable prior to December , 2008, except in limited circumstances to preserve our status as a REIT. On and after December , 2008, the Series F preferred stock will be redeemable for cash at our option in whole or from time to time in part, at $25.00 per share, plus accrued and unpaid dividends to the redemption date. See “Description of Series F Preferred Stock—Redemption.”

Voting Rights	Holders of Series F preferred stock will generally have no voting rights. However, if we do not pay dividends on the Series F preferred stock for six or more quarterly periods, whether or not consecutive, holders of the Series F preferred stock (voting separately as a class with all other classes or series of preferred stock upon which like voting rights have been conferred, including the Series E preferred stock, and are exercisable) will be entitled to vote for the election of two additional directors to serve on our board of directors until all dividend arrearages have been paid.

Conversion	The Series F preferred stock is not convertible into or exchangeable for any other property or securities of HCPI.

Ownership and Transfer Limits	The Series F preferred stock will be subject to certain restrictions on ownership and transfer intended to assist us in maintaining our status as a REIT for United States federal income tax purposes. See “Description of Series F Preferred Stock—Restrictions on Ownership and Transfer.”

Trading	We intend to file an application to list the Series F preferred stock on the New York Stock Exchange. If the application is approved, trading of the Series F preferred stock on the NYSE is expected to commence within 30 days after the date of initial delivery of the Series F preferred stock. The underwriters have advised us that they intend to make a market in the Series F preferred stock prior to commencement of any trading on the NYSE. However, the underwriters will have no obligation to do so, and no assurance can be given that a market for the Series F preferred stock will develop prior to commencement of trading on the NYSE or, if developed, will be maintained.

Risk Factors	An investment in the Series F preferred stock involves various risks, and prospective investors should carefully consider the matters discussed under “Risk Factors” in this prospectus supplement before making a decision to invest in the Series F preferred stock.

RISK FACTORS

Set forth below are some of the risks that we believe are material to investors who purchase the Series F preferred stock. In addition to other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, you should carefully consider the following factors before investing in the Series F preferred stock. The information set forth below under the caption “Risk Factors” supersedes and replaces information set forth in the accompanying prospectus under the caption “Risk Factors.”

Decline in the assisted living sector and the long-term care industry may have significant adverse consequences to us.

Assisted Living Industry.    The assisted living industry has been challenged by overbuilding, slow fill-up rates, rising insurance costs and higher operating costs associated with increased acuity of residents. These challenges have had, and are expected to continue to have, an adverse effect on our assisted living facilities and operators. However, some occupancies, resident monthly payment rates and bottom line performance have been improving.

Long-Term Care Industry.    Certain of our long-term care operators and facilities continue to experience operating problems in part due to a national nursing shortage, increased liability insurance costs, and low levels of Medicaid reimbursement in certain states. Certain temporary Medicare add-on payments expired in October 2002 causing a decline in Medicare reimbursement to nursing homes of approximately 9% as of October 1, 2002. A planned limitation on Medicare Part B rehabilitation therapy procedures went into effect September 1, 2003 and further reduced Medicare reimbursement. However, the annual market basket increase to Medicare rates for long-term care facilities took effect October 1, 2003, partially offsetting the forgoing, and resulting in an aggregate 6% increase in Medicare rates. In addition, most state Medicaid rates were increased slightly providing further revenue and sector stabilization.

Certain operators of our assisted living and long-term care facilities have filed for protection under bankruptcy laws, which results in uncertainties in our ability to continue to realize the full benefit of such operators’ leases. We cannot assure you that the challenges faced by our assisted living operators and long-term care operators will not have an adverse effect on our operating results or the market price of the Series F preferred stock.

The health care industry is heavily regulated by the government, which may adversely affect our rental and debt payment revenues.

The health care industry is heavily regulated by federal, state and local laws. This government regulation of the health care industry affects us because:

•	the financial ability of lessees to make rent and debt payments to us may be affected by governmental regulations such as licensure, certification for participation in government programs, and government reimbursement; and

•	our additional rents are based on our lessees’ gross revenue from operations in many instances, which in turn are affected by the amount of reimbursement such lessees receive from the government.

The failure of any borrower of funds from us or lessee of any of our properties to comply with such laws and regulations could affect its ability to operate its facility or facilities and could adversely affect such borrower’s or lessee’s ability to make debt or lease payments to us.

Fraud and Abuse.    Various federal and state governments have considered or passed laws that attempt to eliminate fraud and abuse by prohibiting payment arrangements that include compensation for patient referrals. We cannot assure you that our operators are in compliance or will remain in compliance in the future with these laws.

Licensure Risks.    Most health care facilities must obtain a license to operate. Failure to obtain licensure or loss of licensure would prevent a facility from operating which could adversely affect the facility operator’s ability to make rent and debt payments.

Environmental Matters.    A wide variety of federal, state and local environmental and occupational health and safety laws and regulations affect health care facility operations. Under various federal, state and local environmental laws, ordinances and regulations, an owner of real property or a secured lender (such as us) may be liable for the costs of removal or remediation of hazardous or toxic substances at, under or disposed of in connection with such property, as well as other potential costs relating to hazardous or toxic substances (including government fines and damages for injuries to persons and adjacent property). The presence of such substances, or the failure to properly dispose of or remediate such substances, may adversely affect the owner’s ability to sell or rent such property or to borrow using such property as collateral which, in turn, would reduce our revenue.

Medicare and Medicaid Programs.    Sources of revenue for lessees and mortgagors may include the federal Medicare program, state Medicaid programs, private insurance carriers, health care service plans and health maintenance organizations, among others. Efforts to reduce costs by these payors will likely continue, which may result in reduced or slower growth in reimbursement for certain services provided by some of our operators. In addition, the failure of any of our operators to comply with various laws and regulations could jeopardize their ability to continue participating in the Medicare and Medicaid programs.

Cost Control.    The healthcare industry has continually faced various challenges, including increased government and private payor pressure on health care providers to control costs, the migration of patients from acute care facilities into extended care and home care settings and the vertical and horizontal consolidation of health care providers. Changes in the law, new interpretations of existing laws, and changes in payment methodology may have a dramatic effect on the definition of permissible or impermissible activities, the relative costs associated with doing business and the amount of reimbursement furnished by both government and other third-party payors. These changes may be applied retroactively. The ultimate timing or effect of legislative efforts cannot be predicted and may impact us in different ways.

Loss of our tax status as a real estate investment trust would have significant adverse consequences to us and the value of our securities.

We currently operate and have operated commencing with our taxable year ended December 31, 1985 in a manner that is intended to allow us to qualify as a real estate investment trust for federal income tax purposes under the Internal Revenue Code of 1986, as amended.

Qualification as a real estate investment trust involves the application of highly technical and complex Internal Revenue Code provisions for which there are only limited judicial and administrative interpretations. The determination of various factual matters and circumstances not entirely within our control may affect our ability to qualify as a real estate investment trust. For example, in order to qualify as a real estate investment trust, at least 95% of our gross income in any year must be derived from qualifying sources, and we must satisfy a number of requirements regarding the composition of our assets. Also, we must make distributions to stockholders aggregating annually at least 90% of our REIT taxable income, excluding capital gains. In addition, new legislation, regulations, administrative interpretations or court decisions may adversely affect our investors or our ability to qualify as a REIT for tax purposes. Although we believe that we have been organized and have operated in such manner, we can give no assurance that we have qualified or will continue to qualify as a REIT for tax purposes.

If we lose our real estate investment trust status, we will face serious tax consequences that will substantially reduce the funds available to make payments of principal and interest on the debt securities we issue and to make distributions to our stockholders. If we fail to qualify as a real estate investment trust:

•	we would not be allowed a deduction for distributions to stockholders in computing our taxable income and would be subject to federal income tax at regular corporate rates;

•	we also could be subject to the federal alternative minimum tax and possibly increased state and local taxes; and

•	unless we are entitled to relief under statutory provisions, we could not elect to be subject to tax as a real estate investment trust for four taxable years following the year during which we were disqualified.

In addition, if we fail to qualify as a real estate investment trust, all distributions to stockholders would be subject to tax as regular corporate dividends to the extent of our current and accumulated earnings and profits and we would not be required to make distributions to stockholders.

As a result of all these factors, our failure to qualify as a real estate investment trust also could impair our ability to expand our business and raise capital, and may adversely affect the market value of the Series F preferred stock.

Our indebtedness could adversely affect our financial results and prevent us from fulfilling our obligations under the Series F preferred stock.

At September 30, 2003, our total consolidated indebtedness was approximately $1.3 billion with gross real estate assets of $3.2 billion. We may be able to borrow substantial additional unsecured indebtedness in the future. If new indebtedness is added to our current debt levels, the related risks that we now face could increase.

Our indebtedness could have important consequences for the holders of the Series F preferred stock, including:

•	limiting our ability to satisfy our obligations with respect to the Series F preferred stock;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements;

•	requiring a substantial portion of our cash flow from operations for the payment of principal of, and interest on, our indebtedness and reducing our ability to use our cash flow to fund working capital, capital expenditures and general corporate requirements;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry; and

•	putting us at a disadvantage compared to competitors with less indebtedness.

Our business operations may not generate the cash needed to service our indebtedness and pay dividends on our preferred stock.

Our ability to make payments on our indebtedness and pay dividends on our preferred stock, including the Series F preferred stock, and to fund planned capital expenditures will depend on our ability to generate cash in the future. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to make payments on our indebtedness and pay dividends on our preferred stock, including the Series F preferred stock, or to fund our other liquidity needs.

The Series F preferred stock is a new issue of securities and does not have an established trading market, which may negatively affect their market value and your ability to transfer or sell your shares.

The Series F preferred stock is a new issue of securities with no established trading market. We intend to file an application to list the Series F preferred stock on the NYSE. However, we cannot assure you that the Series F preferred stock will be approved for listing on the NYSE. Even if so approved, trading of the Series F preferred stock on the NYSE is not expected to begin until 30 days after the date of initial delivery of the Series F preferred stock and, in any event, we cannot assure you that an active trading market on the NYSE for the Series F preferred stock will develop or, even if one develops, will be maintained. As a result, the ability to transfer or sell the Series F preferred stock and any trading price of the Series F preferred stock could be adversely affected. We have been advised by the underwriters that they intend to make a market in the Series F preferred stock, but they are not obligated to do so and may discontinue market-making at any time without notice.

The market value of the Series F preferred stock could be substantially affected by various factors.

As with other publicly traded securities, the trading price of the Series F preferred stock will depend on many factors, which may change from time to time, including:

•	prevailing interest rates, increases in which may have an adverse effect on the trading price of the Series F preferred stock;

•	the market for similar securities issued by REITs;

•	general economic and financial market conditions; and

•	our financial condition, performance and prospects.

CAUTIONARY LANGUAGE REGARDING FORWARD LOOKING STATEMENTS

Statements in this prospectus supplement, the accompanying prospectus and the information incorporated by reference that are not historical factual statements are “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We intend such forward looking statements to be covered by the safe harbor provisions for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this section for purposes of complying with these safe harbor provisions. The statements include, among other things, statements regarding the intent, belief or expectations of HCPI and its officers and can be identified by the use of terminology such as “may,” “will,” “expect,” “believe,” “intend,” “plan,” “estimate,” “should” and other comparable terms or the negative thereof. Among the forward looking statements are statements regarding our expected use of proceeds from this offering, our expected revenue from properties held by Tenet Healthcare Corporation, HealthSouth Corporation, and Centennial HealthCare Corporation under the caption “The Company—Lessees and Operators” in this prospectus supplement. In addition, we, through our senior management, from time to time make forward looking oral and written public statements concerning our expected future operations and other developments. Investors are cautioned that, while forward looking statements reflect our good faith belief and best judgment based upon current information, they are not guarantees of future performance and are subject to known and unknown risks and uncertainties. Actual results may differ materially from the expectations contained in the forward looking statements as a result of various factors. In addition to the factors set forth under the caption “Risk Factors” in this prospectus supplement, the accompanying prospectus and our annual report on Form 10-K for the fiscal year ended December 31, 2002, you should consider the following:

•	Legislative, regulatory, or other changes in the health care industry at the local, state or federal level which increase the costs of or otherwise affect the operations of our lessees or mortgagors;

•	Changes in the reimbursement available to our lessees and mortgagors by governmental or private payors, including changes in Medicare and Medicaid payment levels and the availability and cost of third party insurance coverage;

•	Competition for lessees and mortgagors, including with respect to new leases and mortgages and the renewal or rollover of existing leases;

•	Availability of suitable health care facilities to acquire at a favorable cost of capital and the competition for such acquisition and financing of health care facilities;

•	The ability of our lessees and mortgagors to operate our properties in a manner sufficient to maintain or increase revenues and to generate sufficient income to make rent and loan payments;

•	The financial weakness of operators in the long-term care and assisted living sectors, including the bankruptcies of certain of our operators, which results in uncertainties in our ability to continue to realize the full benefit of such operators’ leases;

•	Changes in national or regional economic conditions, including changes in interest rates and the availability and cost of capital for HCPI;

•	The risk that we will not be able to sell or lease facilities that are currently vacant; and

•	Changes in tax laws or regulations.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward looking events discussed in this prospectus supplement or discussed in or incorporated by reference in the accompanying prospectus may not occur.

THE COMPANY

We were organized in 1985 to qualify as a real estate investment trust, or a REIT. We invest in health care related real estate located throughout the United States. We commenced business 18 years ago, making us the second oldest REIT specializing in health care real estate. Since 1986, the debt rating agencies have rated our debt investment grade. As of November 20, 2003, Moody’s Investors Service, Standard & Poor’s and Fitch rated our senior debt at Baa2, BBB+ and BBB+, respectively. The market value of our common stock was approximately $3.0 billion as of November 20, 2003.

Portfolio of Properties

As of September 30, 2003, our gross investment in our properties, including partnership interests and mortgage loans, was approximately $3.2 billion. Our portfolio of 446 properties in 43 states consisted of:

•	31 hospitals;

•	175 long-term care facilities;

•	124 retirement and assisted living facilities;

•	85 medical office buildings; and

•	31 other health care facilities.

The following table summarizes our gross investment in our properties, including partnership interests and mortgage loans, as well as annualized cash provided by leases and loans and the approximate percentage of total annualized cash provided by leases and loans, by property type as of September 30, 2003:

Property Type	Investment	Annualized Cash Provided by Leases and Loans	Percentage of Total Annualized Cash Provided by Leases and Loans
	(Dollar amounts in thousands)
Hospitals	$801,087	$99,696	27.4%
Long-Term Care Facilities	688,372	87,370	24.1%
Retirement & Assisted Living Facilities	825,811	90,212	24.8%
Medical Office Buildings	709,064	67,568	18.6%
Other Healthcare Facilities	183,993	18,365	5.1%

Total	$3,208,327	$363,211	100.0%

For purposes of this prospectus supplement, annualized cash provided by leases and loans is intended to be an estimate of cash provided by leases and loans for the 12 months ending September 30, 2004 for assets owned on September 30, 2003 and is calculated as (a) base rents, interest or, in the case of our managed properties, net operating income, to be received by us during the 12 months ended September 30, 2004 under existing contracts; plus (b) additional rents received by us during the 12 months ended September 30, 2003, which were approximately $25 million in the aggregate; plus or minus (c) adjustments for the following items (to the extent they are expected to impact rents, interest or net operating income during the 12 months ending September 30, 2004): assets held for sale; known or expected changes in rent due to contract expirations or rent resets; and known or expected rent reductions. We calculate the net operating income of our managed properties by subtracting from rent the expenses not covered by the tenant under the gross leases underlying such properties. Our estimates of annualized cash provided by leases and loans are based on management assumptions and the information available to us at the date hereof. Actual annualized cash provided by leases and loans could differ materially from the estimates presented in this prospectus supplement.

The following paragraphs describe each type of property.

Hospitals.    As of September 30, 2003, we had investments in 31 general acute care, long-term acute care and rehabilitation hospitals. Acute care hospitals offer a wide range of services such as fully-equipped operating and recovery rooms, obstetrics, radiology, intensive care, open heart surgery and coronary care, neurosurgery, neonatal intensive care, magnetic resonance imaging, nursing units, oncology, clinical laboratories, respiratory therapy, physical therapy, nuclear medicine, rehabilitation services and outpatient services.

Long-term acute care hospitals provide care for patients with complex medical conditions that require more intensive care, monitoring or emergency back-up than that available in most skilled nursing-based subacute programs. Most long-term acute care hospital patients have severe chronic health problems and are medically unstable or at risk of medical instability. The most common cases treated in this setting include high acuity ventilator-dependent patients and patients with multiple system failures relating to cancer, spinal cord injuries or head injuries.

Services are paid for by private sources, third party payors (e.g., insurance and HMOs) or through the federal Medicare and state Medicaid programs. Medicare provides reimbursement incentives to traditional general acute care hospitals to minimize inpatient length of stay.

Rehabilitation hospitals provide inpatient and outpatient care for patients who have sustained traumatic injuries or illnesses, such as spinal cord injuries, strokes, head injuries, orthopedic problems, work-related disabilities and neurological diseases, as well as treatment for amputees and patients with severe arthritis. Rehabilitation programs encompass physical, occupational, speech and inhalation therapies, rehabilitative nursing and other specialties. Services are paid for by the patient or the patient’s family, third party payors (e.g., insurance and HMOs) or through the federal Medicare program.

Long-Term Care Facilities.    As of September 30, 2003, we had investments in 175 long-term care facilities. Various health care providers operate these facilities. Long-term care facilities offer restorative, rehabilitative and custodial nursing care for people not requiring the more extensive and sophisticated treatment available at acute care hospitals. Revenue from ancillary and subacute care services are derived from providing services to residents beyond room and board and include occupational, physical, speech, respiratory and IV therapy, wound care, oncology treatment, brain injury care and orthopedic therapy as well as sales of pharmaceutical products and other services. Certain long-term care facilities provide some of the foregoing services on an out-patient basis. Long-term care facilities are designed to supplement hospital care and many have transfer agreements with one or more acute care hospitals. These facilities depend to some degree upon referrals from practicing physicians and hospitals. Long-term care services are paid for either by private sources, or through the federal Medicare and state Medicaid programs.

Long-term care facilities generally provide patients with accommodation, complete medical and nursing care, and rehabilitation services including speech, physical and occupational therapy. As a part of the Omnibus Budget Reconciliation Act of 1981, or OBRA, Congress established a waiver program under Medicaid to offer an alternative to institutional long-term care services. The provisions of OBRA and the subsequent OBRA Acts of 1987 and 1990 allow states, with federal approval, greater flexibility in program design as a means of developing cost-effective alternatives to delivering services traditionally provided in the long-term care setting. This is a contributing factor to the recent increase in the number of assisted living facilities, which may adversely affect some long-term care facilities as some individuals choose the residential environment and lower cost delivery system provided in the assisted living setting.

Retirement and Assisted Living Facilities.    As of September 30, 2003, we had investments in 124 retirement and assisted living facilities. Retirement living communities offer seniors lifelong shelter and access to specified health care services. In return, residents may pay a lump-sum entrance fee and/or regular monthly payments. Depending on the contract, the entrance fee may be nonrefundable, refundable on a declining basis over time, partially refundable or fully refundable. Retirement living community residents enjoy an independent lifestyle with the knowledge that if their health deteriorates, their needs will continue to be met. Most retirement living communities establish minimum requirements for incoming residents based on age, financial assets, income level and physical health and mobility. In general, residents are expected to move into the community while they are independent and self-reliant.

Assisted living facilities serve elderly persons who require more assistance with daily living activities than congregate care residents, but who do not require the constant supervision nursing homes provide. Services include personal supervision and assistance with eating, bathing, grooming and administering medication. Assisted living facilities typically contain larger common areas for dining, group activities and relaxation to encourage social interaction. Residents typically rent studio and one and two bedroom units on a month-to-month basis. Charges for room and board and other services in the assisted living facilities are generally paid from private sources.

Medical Office Buildings.    As of September 30, 2003, we had investments in 85 medical office buildings. These buildings are generally located adjacent to, or on the campus of, acute care hospitals. Medical office buildings contain physicians’ offices and examination rooms, and may also include pharmacies, hospital ancillary service space and day-surgery operating rooms. Medical office buildings require more extensive plumbing, electrical, heating and cooling capabilities than commercial office buildings for sinks, brighter lights and special equipment that physicians typically use. Of our owned medical office buildings, some are master leased on a triple net basis to lessees that then sublease office space to physicians or other medical practitioners, while the remainder are managed by third party property management companies and are leased under triple net leases, or gross or modified gross leases under which we are responsible for certain operating expenses.

Other Health Care Facilities.    As of September 30, 2003, we had investments in 31 other health care facilities consisting of physician group practice clinic facilities, health care laboratory and biotech research facilities, and health and wellness centers. Physician group practice clinics generally provide a broad range of medical services through organized physician groups representing various medical specialties. Each clinic facility is generally leased to a single lessee under a triple net or modified gross lease.

Our health care laboratory and biotech research facilities are located on a research campus of a major university. The facilities are designed for and accommodate research and development in the biopharmaceutical industry, drug discovery and development and predictive and personalized medicine.

Health and wellness centers link working adults and their families with a wide array of community services essential for maintaining health, independence and well-being.

Competition

We compete for real estate acquisitions and financings with health care providers, other health care related real estate investment trusts, real estate partnerships, real estate lenders and other investors.

Our properties are subject to competition from the properties of other health care providers. Certain of these other operators have capital resources substantially in excess of some of the operators of our facilities. In addition, the extent to which the properties are utilized depends upon several factors, including the number of physicians using the health care facilities or referring patients there, competitive systems of health care delivery and the size and composition of the population in the surrounding area. Private, federal and state payment programs and the effect of other laws and regulations may also have a significant influence on the utilization of the properties. Virtually all of the properties operate in a competitive environment and patients and referral sources, including physicians, may change their preferences for a health care facility from time to time.

Lessees and Operators

At September 30, 2003, we had approximately 97 health care operators in our single-tenant facilities and approximately 625 leases in force in our multi-tenant buildings. Listed below are our major operators and the annualized cash provided by leases and loans and the approximate percentage of total annualized cash provided by leases and loans derived from those operators as of September 30, 2003:

Operators	Annualized Cash Provided by Leases and Loans	Percentage of Total Annualized Cash Provided by Leases and Loans
	(Dollar amounts in thousands)
Tenet Healthcare Corporation	$57,062	15.7%
American Retirement Corporation	38,440	10.6%
Emeritus Corporation	19,330	5.3%
HealthSouth Corporation	17,155	4.7%
Kindred Healthcare, Inc.	16,906	4.7%
HCA Inc.	14,721	4.1%
Beverly Enterprises	12,297	3.4%
Not-For-Profit Investment Grade Tenants	6,390	1.8%
Other Publicly Traded Operators or Guarantors (10 Operators)	28,910	7.9%
Other Non Public Operators and Tenants	152,000	41.8%

Total	$363,211	100.0%

Tenet Healthcare Corporation, American Retirement Corporation, Emeritus Corporation, HealthSouth Corporation, Kindred Healthcare, Inc., HCA Inc. and Beverly Enterprises are subject to the informational filing requirements of the Securities Exchange Act of 1934, and accordingly file periodic financial statements on Form 10-K and Form 10-Q with the Securities and Exchange Commission.

As of September 30, 2003, approximately 56.4% of our annualized cash provided by leases and loans was derived from properties operated or guaranteed by publicly traded health care providers. All amounts relating to our properties in this prospectus supplement are exclusive of assets held for sale.

Tenet Healthcare Corporation

As of September 30, 2003, Tenet Healthcare Corporation leased from us eight acute care hospitals and one medical office building in which we have an aggregate investment of $460 million. While two of the hospital leases are scheduled to expire on May 31, 2004 and May 31, 2005, Tenet can renew the leases for an additional five years by providing notice six months prior to lease expiration. Tenet exercised five year extensions on the six facility leases with current terms set to expire in February 2004. In October 2003, Tenet transferred one of these six facility leases for a hospital located in Poplar Bluff, Missouri to Health Management Associates (HMA). HMA is a health care services operator with hospitals concentrated primarily in the southeast and southwest areas of the United States. Current annual rent on the hospital is $3.7 million.

Tenet has recently informed us that one of our hospitals located in Tarzana, California, and operated by Tenet under a lease which was recently renewed for an additional five years is affected by State of California Senate Bill 1953, which requires certain seismic safety building standards for acute care hospital facilities. We and Tenet are currently reviewing the SB 1953 compliance of this hospital, multiple plans of action to cause such compliance, the estimated time for completing the same and the cost of performing necessary remediation of the property. We cannot currently estimate the potential costs of SB 1953 compliance with respect to the affected hospital or the final allocation of such costs between us and Tenet. Current annual rent on the hospital is $10.8 million and the net book value is $81 million.

Tenet announced its adoption of new policies, as of January 1, 2003, for calculating Medicare reimbursement for patients who require high cost treatments. Net Tenet rents were $13.9 million for the quarters ended September 30, 2003 and September 30, 2002. Cash flow coverage of rents decreased to 4.6 for the twelve months ended June 30, 2003. This is down from a coverage level of 5.1 for the twelve months ended June 30, 2002.

Tenet is currently undergoing an investigation by the Securities and Exchange Commission relating to its billing practices and financial and other disclosures. In addition, according to public disclosures by Tenet, the United States Department of Justice is suing Tenet over Medicare fraud allegations; the U.S. Attorney’s office is investigating Tenet’s use of physician relocation agreements and Medicare outlier payments; a federal grand jury has returned an indictment accusing a subsidiary of Tenet of illegal use of physician relocation agreements; the Internal Revenue Service has assessed a $157 million tax deficiency against Tenet; the United States Senate Finance Committee is investigating Tenet’s corporate governance practices with respect to federal health care programs; Tenet is litigating several federal securities class action and shareholder derivative suits and several state law actions; a former executive of Tenet recently received a $253 million judgment against Tenet for certain stock incentive awards; and Tenet is subject to other federal and state investigations regarding its business practices. Tenet is responding to a Justice Department subpoena regarding the outlier payments at our Tarzana facility. We cannot predict the impact, if any, that these recent developments may have on individual hospital performance and the related rent.

HealthSouth Corporation

Approximately five percent of our annualized cash provided by leases and loans is generated from facilities leased to HealthSouth Corporation, primarily from nine rehabilitation hospitals. In March 2003, the Securities and Exchange Commission charged HealthSouth Corporation and its former chief executive officer with inflating earnings and overstating assets. HealthSouth Corporation has announced that it is undergoing a financial audit and forensic examination to assess the accuracy of its financial information. In October 2003, HealthSouth announced that it paid its semi-annual interest payments to bondholders and announced its intention to remain current on all interest payments. The nine rehabilitation hospitals leased by HealthSouth Corporation have an average remaining lease term of four years not taking into account renewal options. The average age of these hospitals is 14 years. Third quarter 2003 occupancy on the nine facilities, as provided by HealthSouth Corporation, ranged from 56% to 99%, with an average occupancy of 75%. HealthSouth Corporation is current on rent payments through November 2003.

We are excluding HealthSouth Corporation’s results from cash flow coverage and operating results presentation for the hospital portfolio until greater assurances about HealthSouth Corporation’s financial information are received.

Centennial HealthCare Corporation

In late 2002, we sent default and lease termination notices to Centennial HealthCare Corporation and certain of its subsidiaries for non-payment of rent under 17 leases and non-payment of interest and principal under a secured loan, and to a third-party lessee for non-payment of rent on three facilities managed by Centennial HealthCare Corporation. In December 2002, Centennial HealthCare Corporation filed voluntary petitions for Chapter 11 reorganization with the U.S. Bankruptcy Court. As of November 30, 2002, the total obligations of Centennial HealthCare Corporation and the third-party lessees under the 20 leases and the secured loan were approximately $900,000 per month.

Our gross investment in the 20 leased facilities and the facility subject to the secured loan was approximately $67 million, and the book value of these properties, net of depreciation as of September 30, 2003, was approximately $40 million. During the first half of 2003, we successfully transitioned the operations of 11 of the 20 leased facilities to new tenants. Eight facilities are scheduled to remain with Centennial HealthCare

Corporation and one facility is for sale. During the third quarter of 2003, we received rent for the properties of approximately $530,000 per month. Monthly revenue attributable to the facilities is expected to be approximately $550,000 per month after all lease arrangements and sales are finalized, representing a revenue decrease of $350,000 per month, or approximately $0.07 per diluted share of common stock annually.

Leases and Loans

The initial base rental rates of the triple net leases vary by lease, taking into consideration many factors, such as:

•	Creditworthiness of the lessee;

•	Operating performance of the facility;

•	Interest rates at the beginning of the lease; and

•	Location, type and physical condition of the facility.

Certain leases provide for additional rents that are based upon a percentage of increased revenue over specific base period revenue of the leased properties. Others have rent increases based on inflation indices or other factors and some leases and loans have annual fixed rent or interest rate increases.

In addition to the minimum and additional rents, each lessee under a triple net lease is responsible for all additional charges, including charges related to non-payment or late payment of rent, taxes and assessments, governmental charges, and utility and other charges. Each triple net lessee is required, at its expense, to maintain its leased property in good order and repair. We are not required to repair, rebuild or maintain the properties leased under triple net leases.

Each lessee with a gross or modified gross lease is also responsible for minimum and additional rents, but may not be responsible for all operating expenses. Under gross or modified gross leases, we may be responsible for property taxes, repairs and maintenance and/or insurance on those properties.

Obligations under the triple net leases, in most cases, have corporate parent or shareholder guarantees. Irrevocable letters of credit from various financial institutions and lease deposits may also secure lease or loan payments. We require the lessees and mortgagors to renew such letters of credit during the lease or loan term in amounts that may change based upon the passage of time, improved operating cash flows or improved credit ratings.

Based upon information provided to us by lessees or mortgagors, certain facilities are presently underperforming financially. Individual facilities may underperform as a result of inadequate Medicaid reimbursement, low occupancy, less than optimal patient mix, excessive operating costs, other operational issues or capital needs. In the future it is expected that some lessees may choose not to renew their leases on certain properties at existing rental rates.

Each lessee, at its expense, may make non-capital additions, modifications or improvements of its leased property. All such alterations, replacements and improvements must comply with the terms and provisions of the lease, and become our property upon termination of the lease. Leases generally require the lessee to maintain adequate insurance on the leased property, naming us and any mortgagees as additional insureds. In certain circumstances, the lessee may self-insure pursuant to a prudent program of self-insurance if the lessee or the guarantor of its lease obligations has substantial net worth. In addition, each lease requires the lessee to indemnify us or our affiliates against certain liabilities in connection with the leased property.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our ratios of earnings to fixed charges for the periods indicated. In computing the ratios of earnings to fixed charges, earnings have been based on consolidated income from continuing operations before fixed charges (exclusive of capitalized interest). Fixed charges consist of interest on debt, including amounts capitalized, an estimate of interest in rental expense, and interest expense related to the guaranteed debt of the partnerships and limited liability companies in which we hold an interest. In computing the ratios of earnings to combined fixed charges and preferred stock dividends, preferred stock dividends consist of dividends on our 7 7/8% Series A Cumulative Redeemable Preferred Stock (until September 10, 2003 when the Series A Cumulative Redeemable Preferred Stock was redeemed), 8.70% Series B Cumulative Redeemable Preferred Stock, 8.60% Series C Cumulative Redeemable Preferred Stock (until May 2, 2003 when the Series C Cumulative Redeemable Preferred Stock was redeemed) and 7.25% Series E Cumulative Redeemable Preferred Stock.

	Year Ended December 31,					For the Nine Months Ended September 30, 2003
	1998	1999	2000	2001	2002
Ratio of Earnings to Fixed Charges(1)	2.73	2.35	2.33	2.54	2.82	2.75

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends(1)	2.26	1.82	1.82	1.94	2.15	1.85

(1)	Our ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends have been revised from those presented in the accompanying prospectus to reflect the impact of the implementation of the Statement of Financial Accounting Standard No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (FAS 144). See “Selected Consolidated Financial Data.”

USE OF PROCEEDS

We expect that the net proceeds from this offering will be approximately $         million after deducting underwriting discounts and commissions and our expenses (or approximately $         million if the underwriters exercise their overallotment option in full). We intend to use the net proceeds from the offering to repay outstanding borrowings under our revolving lines of credit. As of November 20, 2003, our revolving lines of credit had a balance of approximately $400 million, with a weighted average annual interest rate of 1.98%.

C APITALIZATION

The following table sets forth the capitalization of HCPI as of September 30, 2003 (i) on an actual basis and (ii) on a pro forma as adjusted basis after giving effect to

•	the issuance of 4,000,000 shares of Series F preferred stock offered hereby and the application of approximately $ million of the net proceeds from this offering to repay bank notes payable, and

•	the redemption of all of our outstanding shares of Series B preferred stock (which redemption occurred on October 1, 2003) for an aggregate redemption price of approximately $133.6 million and the incurrence of approximately $ million of additional bank notes payable to finance a portion of such redemption price, as if those transactions had occurred as of September 30, 2003.

	September 30, 2003
	Actual	Pro Forma As Adjusted
	(Amounts in thousands)
Debt Obligations:
Bank Notes Payable (1)	$129,200	$
Senior Notes Payable (2)	1,050,264		1,050,264
Mortgage Notes Payable	166,195		166,195

Total Debt Obligations	1,345,659
Redeemable preferred stock (3)	133,625		—
Minority Interests in Partnerships/Convertible Operating Partnership Units	67,766		67,766
Stockholders’ Equity:
Preferred Stock, $1.00 par value: Authorized—50,000,000 shares;
— 7.25% Series E Cumulative Redeemable Preferred Stock (liquidation preference $25.00 per share), 4,000,000 shares issued and outstanding	96,510		96,510
— % Series F Cumulative Redeemable Preferred Stock (liquidation preference $25.00 per share), no shares issued and outstanding as of September 30, 2003 and 4,000,000 shares issued and outstanding as of September 30, 2003, as adjusted	—
Common Stock, $1.00 par value:
Authorized—200,000,000 shares; 64,205,067 shares issued and outstanding as of September 30, 2003	64,205		64,205
Additional Paid-In Capital	1,367,491		1,367,491
Other Equity	(11,484)		(11,484)
Cumulative Net Income	1,134,651		1,134,651
Cumulative Dividends	(1,441,216)		(1,441,216)

Total Stockholders’ Equity	1,210,157

Total Capitalization	$2,757,207	$

(1)	Outstanding bank notes payable were approximately $400 million at November 20, 2003 with a weighted average annual interest rate of 1.98%.
(2)	Our senior debt is net of any original issue discounts and, as of November 20, 2003, was rated Baa2 by Moody’s and BBB+ by Standard & Poor’s and Fitch.
(3)	Redeemable preferred stock represents the aggregate redemption price of all of our Series B preferred stock outstanding as of September 30, 2003. All of our outstanding Series B preferred stock was redeemed on October 1, 2003.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated financial data for the three years ended December 31, 2002 are derived from our audited consolidated financial statements. The financial data for the nine month periods ended September 30, 2003 and September 30, 2002 are derived from our unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which we consider necessary for a fair presentation of our financial position and results of operations for these periods. Operating results for the nine months ended September 30, 2003 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2003. We are providing the following financial information to aid you in your analysis of whether to make an investment in the Series F preferred stock offered by this prospectus supplement. This information is only a summary and you should read it in conjunction with the historical financial statements and related notes contained in the annual and quarterly reports and other information that we have filed with the Securities and Exchange Commission. See “Where You Can Find More Information” on page 1 of the accompanying prospectus.

	Year Ended December 31,			Nine Months Ended September 30,
	2002	2001	2000	2003	2002
	(Amounts in thousands, except per share data)
Income Statement Data:
Rental Income, Triple Net Properties	$238,755	$221,488	$221,796	$187,749	$176,537
Rental Income, Managed Properties	84,497	76,611	71,728	69,628	62,836
Interest and Other Income	27,835	21,834	22,791	34,564	15,901

Total Revenue	351,087	319,933	316,315	291,941	255,274

Interest Expense	77,891	78,489	86,747	67,748	56,055
Real Estate Depreciation	73,687	67,301	66,511	58,361	54,316
Managed Properties Operating Expenses	31,364	28,804	26,671	26,839	22,656
General and Administrative Expenses	18,233	13,175	13,266	16,420	12,640
Impairment Losses Related to Depreciable Property	—	6,160	655	—	—
Impairment of Equity Investment	—	—	2,000	—	—

Total Expenses	201,175	193,929	195,850	169,368	145,667

Income From Operations	149,912	126,004	120,465	122,573	109,607
Minority Interests	(8,396)	(6,595)	(5,729)	(6,297)	(6,278)
Gain on Sale of Real Estate Properties, Net	—	1,232	11,756	—	—

Income Before Discontinued Operations	141,516	120,641	126,492	116,276	103,329
Operating Income from Discontinued Operations	6,194	8,005	9,098	1,460	5,761
Impairment Losses Related to Depreciable Property and Loss on Sale of Real Estate Properties, Net	(10,330)	(7,480)	(2,097)	(3,549)	(1,084)

	(4,136)	525	7,001	(2,089)	4,677

Net Income Before Extraordinary Items	$137,380	$121,166	$133,493	$114,187	$108,006
Extraordinary Item—Gain on Extinguishment of Debt	—	—	274	—	—

Net Income	$137,380	$121,166	$133,767	$114,187	$108,006
Dividends to Preferred Stockholders	(24,900)	(24,900)	(24,900)	(15,220)	(18,675)
Preferred Stock Redemption Charges	—	—	—	(18,553)	—

Net Income Applicable to Common Shares	$112,480	$96,266	$108,867	$80,414	$89,331

Basic Earnings Per Common Share:
Income from Continuing Operations Applicable to Common Shares	2.02	1.78	1.99	1.33	1.48
Discontinued Operations	(0.07)	0.01	0.13	(0.03)	0.08
Gain on Extinguishment of Debt	—	—	0.01	—	—

Net Income Applicable to Common Shares	$1.95	$1.79	$2.13	$1.30	$1.56

Diluted Earnings Per Common Share:
Income from Continuing Operations Applicable to Common Shares	2.00	1.77	1.99	1.33	1.46
Discontinued Operations	(0.07)	0.01	0.13	(0.03)	0.08
Gain on Extinguishment of Debt			0.01	—	—

Net Income Applicable to Common Shares	$1.93	$1.78	$2.13	$1.30	$1.54

Weighted Average Shares Outstanding (Basic)	57,827	53,879	51,057	61,638	57,425

Weighted Average Shares Outstanding (Diluted)	58,147	53,975	51,100	61,756	57,823

	Year Ended December 31,			Nine Months Ended September 30,
	2002	2001	2000	2003	2002
	(Amounts in thousands, except per share data)
Balance Sheet Data:
Total Assets	2,748,417	2,431,153	2,394,852	2,832,439	2,748,417
Debt Obligations	1,333,848	1,057,752	1,158,928	1,345,659	1,333,848
Stockholders’ Equity	1,280,889	1,246,724	1,139,283	1,210,157	1,280,889

Other Data:
Cash Flows From Operating Activities	223,840	200,848	205,511	194,218	173,921
Cash Flows Provided By/(Used In) Investing Activities	(391,293)	(118,163)	63,714	(146,234)	(322,304)
Cash Flows Provided By/(Used In) Financing Activities	167,540	(132,900)	(218,298)	(46,773)	151,689
Dividends Paid	213,349	190,123	175,079	167,838	158,145
Dividends Paid Per Common Share	3.26	3.10	2.94	2.49	2.43

DESCRIPTION OF SERIES F PREFERRED STOCK

The description of the particular terms of the Series F preferred stock supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the preferred stock set forth in the accompanying prospectus, to which description reference is hereby made. The following summary of the terms and provisions of the Series F preferred stock does not purport to be complete and is qualified in its entirety by reference to the pertinent sections in the articles supplementary creating the Series F preferred stock, a copy of which will be made available by us, our charter, our bylaws, as amended, and applicable laws.

General

Under our charter, our board of directors is authorized without further stockholder action to establish and issue, from time to time, up to 50,000,000 shares of our preferred stock, in one or more series, with such designations, preferences, powers and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereon, including dividend rights, dividend rate or rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences as stated in the resolution providing for the issue of a series of such stock, adopted, at any time or from time to time, by our board of directors and set forth in articles supplementary to our charter for such series of preferred stock. As of November 20, 2003, HCPI had outstanding 4,000,000 shares of 7.25% Series E Cumulative Redeemable Preferred Stock, and our board of directors has authorized the issuance of 1,000,000 shares of our Series D Junior Participating Stock pursuant to the rights agreement between us and The Bank of New York, as rights agent, though no shares of Series D preferred stock are currently outstanding. The material terms of our Series F preferred stock are described below.

Maturity

The Series F preferred stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption.

Rank

With respect to dividend rights and rights upon liquidation, dissolution or winding up of HCPI, the Series F preferred stock ranks:

•	senior to all classes or series of common stock of HCPI and the Series D preferred stock, and to all equity securities issued by HCPI ranking junior to the Series F preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of HCPI;

•	on a parity with the Series E preferred stock and with all equity securities issued by HCPI the terms of which specifically provide that such equity securities rank on a parity with the Series F preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of HCPI; and

•	junior to all equity securities issued by HCPI the terms of which specifically provide that such equity securities rank senior to the Series F preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of HCPI. See “—Voting Rights” below.

The term “equity securities” does not include convertible debt securities, which rank senior to the Series F preferred stock prior to conversion.

Dividends

Holders of shares of the Series F preferred stock are entitled to receive, when, as, and if declared by our board of directors out of funds of HCPI legally available for the payment of dividends, cumulative preferential cash dividends at the rate of         % of the liquidation preference per annum per share (equivalent to $         per annum per share).

Dividends on the Series F preferred stock are cumulative from the date of original issue and are payable quarterly in arrears on or about the last day of each March, June, September and December or, if not a business day, the next succeeding business day.

The first dividend on the Series F preferred stock is scheduled to be paid on March 31, 2004. Any dividend payable on the Series F preferred stock, including dividends payable for any partial dividend period, will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in our stock records at the close of business on the applicable record date, which shall be the 15th day of the calendar month in which the applicable dividend payment date falls or on any other date designated by our board of directors for the payment of dividends that is not more than 30 nor less than 10 days prior to the scheduled dividend payment date. Notwithstanding any provision to the contrary contained in this prospectus supplement, each outstanding share of Series F preferred stock will be entitled to receive a dividend with respect to any dividend record date equal to the dividend paid with respect to each other share of Series F preferred stock that is outstanding on such date.

No dividends may be declared by our board of directors or paid or set apart for payment on the Series F preferred stock if the terms of any agreement of HCPI, including any agreement relating to its indebtedness, prohibits such a declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach of or default under such an agreement. Likewise, no dividends may be declared by our board of directors or paid or set apart for payment if such declaration or payment is restricted or prohibited by law.

Dividends on the Series F preferred stock accrue, however, whether or not HCPI has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on the Series F preferred stock do not bear interest and holders of the Series F preferred stock are not entitled to any dividends in excess of full cumulative dividends described above. Any dividend payment made on the Series F preferred stock is first credited against the earliest accrued but unpaid dividend due that remains payable.

If, for any taxable year, we elect to designate as a “capital gain dividend” (as defined in Section 857 of the Internal Revenue Code) any portion of the dividends (as determined for federal income tax purposes) paid or made available for the year to holders of all classes of our stock, then the portion of the capital gains amount that we will allocate to the holders of Series F preferred stock will be in proportion to the amount that the total dividends (as determined for federal income tax purposes) paid or made available to the holders of the Series F preferred stock for the year bears to the dividends (as determined for federal income tax purposes) paid or made available for the year to holders of all classes of our stock. A similar allocation will be made with respect to any of our undistributed long-term capital gains which are to be included in our stockholders’ long-term capital gains, based on the allocation of the capital gains amount that would have resulted if the undistributed long-term capital gains had been distributed as “capital gains dividends” to our stockholders. See “Supplemental Federal Income Tax Considerations.”

No full dividends may be declared or paid or set apart for payment on any class or series of preferred stock ranking, as to dividends, on a parity with or junior to the Series F preferred stock, other than a dividend in shares of any class of stock ranking junior to the Series F preferred stock as to dividends and upon liquidation, for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and set apart for such payment on the Series F preferred stock for all past dividend periods and the then current dividend period. When dividends are not paid in full, or full payment is not so set apart, upon the Series F preferred stock and the shares of any other class or series of preferred stock ranking on a parity as to dividends with the Series F preferred stock, including the Series E preferred stock, all dividends declared upon the Series F preferred stock and any other class or series of preferred stock ranking on a parity as to dividends with the Series F preferred stock will be declared pro rata so that the amount of dividends declared per share of Series F preferred stock and such other class or series of preferred stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series F preferred stock and such other class or series of preferred stock, which cannot include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend, bear to each other.

Except as provided in the preceding paragraph, unless full cumulative dividends on the Series F preferred stock have been or contemporaneously are declared and paid or declared and set apart for payment for all past dividend periods and the then current dividend period, then, other than the payment of dividends in shares of our common stock or other shares of capital stock ranking junior to the Series F preferred stock as to dividends and upon liquidation:

•	no dividends may be declared or paid or set aside for payment upon our common stock or any other capital stock of HCPI ranking junior to or on a parity with the Series F preferred stock as to dividends or upon liquidation;

•	no other distribution may be declared or made upon our common stock or any other capital stock of HCPI ranking junior to or on a parity with the Series F preferred stock as to dividends or upon liquidation; and

•	no shares of our common stock, or any other shares of capital stock of HCPI ranking junior to or on a parity with the Series F preferred stock as to dividends or upon liquidation, may be redeemed, purchased or otherwise acquired for any consideration by HCPI, except by conversion into or exchange for other capital stock of HCPI ranking junior to the Series F preferred stock as to dividends and upon liquidation or for the purpose of preserving HCPI’s qualification as a real estate investment trust. See “—Restrictions on Ownership and Transfer.”

Liquidation Preference

Upon any liquidation, dissolution or winding up of the affairs of HCPI, voluntary or involuntary, the holders of Series F preferred stock will be entitled to be paid out of the assets of HCPI legally available for distribution to its stockholders a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid dividends to the date of payment, before any distribution of assets is made to holders of our common stock or any other class or series of capital stock of HCPI that ranks junior to the Series F preferred stock as to liquidation rights. For further information regarding the rights of the holders of the Series F preferred stock upon the liquidation, dissolution or winding up of HCPI, see “Description of Preferred Stock—Liquidation Preference” in the accompanying prospectus.

In determining whether a distribution (other than upon voluntary or involuntary liquidation) by dividend, redemption or other acquisition of shares of stock of HCPI or otherwise is permitted under the Maryland General Corporation Law, no effect will be given to amounts that would be needed if HCPI would be dissolved at the time of the distribution, to satisfy the preferential rights upon distribution of holders of shares of stock of HCPI whose preferential rights upon distribution are superior to those receiving the distribution.

Redemption

The Series F preferred stock is not redeemable prior to December     , 2008. HCPI is entitled, however, pursuant to the articles supplementary relating to the Series F preferred stock, to purchase shares of the Series F preferred stock in order to preserve its status as a REIT for federal or state income tax purposes at any time. See “—Restrictions on Ownership and Transfer.” On and after December     , 2008, HCPI may, at its option, redeem the Series F preferred stock, in whole or from time to time in part, at $25.00 per share, plus accrued and unpaid dividends to the date fixed for redemption, without interest, to the extent HCPI has funds legally available.

In order to redeem their shares of Series F preferred stock, holders must surrender their shares at the place designated in the notice of redemption. Holders will then be entitled to the redemption price and any accrued and unpaid dividends payable upon redemption. If a notice of redemption has been given and if the funds necessary for the redemption have been set aside by HCPI in trust for the benefit of the holders of any shares of Series F preferred stock called for redemption, then from and after the redemption date, dividends will cease to accrue on such shares of Series F preferred stock and such shares of Series F preferred stock will no longer be deemed outstanding. At such time all rights of the holders of such shares will terminate, except the right to receive the redemption price. If less than all of the outstanding Series F preferred stock is to be redeemed, HCPI will select the Series F preferred stock to be redeemed pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method that HCPI determines. See “Description of Preferred Stock— Redemption” in the accompanying prospectus.

Unless full cumulative dividends on all shares of Series F preferred stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no shares of Series F preferred stock shall be redeemed unless all outstanding shares of Series F preferred stock are simultaneously redeemed and we will not purchase or otherwise acquire directly or indirectly any shares of Series F preferred stock (except by exchange for capital stock of HCPI ranking junior to the Series F preferred stock as to dividends and upon liquidation); provided, however, that HCPI may purchase shares of Series F preferred stock in order to ensure that we continue to meet the requirements for qualification as a REIT for federal and/or state income tax purposes, and may purchase or acquire shares of Series F preferred stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series F preferred stock. See “—Restrictions on Ownership and Transfer” below. So long as no dividends are in arrears, we may at any time and from time to time repurchase shares of Series F preferred stock in open-market transactions duly authorized by our board of directors and effected in compliance with applicable laws.

Notice of redemption will be given by publication in a newspaper of general circulation in the City of New York once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date. A similar notice will be mailed, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series F preferred stock to be redeemed at their respective addresses as they appear on the stock transfer records of the transfer agent. No failure to give such notice or any defect therein or in the mailing thereof will affect the validity of the proceedings for the redemption of any shares of Series F preferred stock except as to the holder to whom notice was defective or not given. Each notice will state:

•	the redemption date;

•	the redemption price;

•	the number of shares of Series F preferred stock to be redeemed;

•	the place or places where the Series F preferred stock is to be surrendered for payment of the redemption price; and

•	that dividends on the shares to be redeemed will cease to accrue on such redemption date.

If less than all of the Series F preferred stock held by any holder is to be redeemed, the notice mailed to such holder will also specify the number of shares of Series F preferred stock held by such holder to be redeemed.

Immediately prior to any redemption of Series F preferred stock, we will pay, in cash, any accrued and unpaid dividends through the redemption date, unless a redemption date falls after a dividend record date and on or prior to the corresponding dividend payment date, in which case each holder of Series F preferred stock at the close of business on the dividend record date will be entitled to the dividend payable on such shares on the corresponding dividend payment date notwithstanding the redemption of the shares on or before the dividend payment date.

From and after the redemption date (unless HCPI is in default in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends shall cease to accumulate on the shares of Series F preferred stock called for redemption and all rights of the holders (except the right to receive the redemption price plus accumulated and unpaid dividends, if any) will cease.

Voting Rights

Holders of the Series F preferred stock generally do not have any voting rights, except as set forth below.

If dividends on the Series F preferred stock are in arrears for six or more quarterly periods, whether or not consecutive, holders of the Series F preferred stock (voting separately as a class with all other classes or series of preferred stock upon which like voting rights have been conferred, including the Series E preferred stock, and are exercisable) will be entitled to vote at a special meeting called by at least 25% of the holders of the Series F preferred stock or the holders of any other class or series of preferred stock so in arrears, unless such request is received less than 90 days before the date fixed for the next annual or special meeting of stockholders, or at the next annual meeting and each subsequent annual meeting of stockholders, for the election of two additional directors to serve on our board of directors until all dividend arrearages have been paid or declared and a sum sufficient for the payment thereof set aside for payment. In such a case, the number of directors serving on the board of directors will be increased by two members.

So long as any shares of Series F preferred stock remain outstanding, we will not, without the consent or the affirmative vote of the holders of at least two-thirds of the shares of Series F preferred stock outstanding at the time given in person or by proxy, either in writing or at a meeting (such Series F preferred stock voting separately as a class):

•	authorize, create or issue, or increase the authorized or issued amount of, any class or series of stock ranking prior to such Series F preferred stock with respect to payment of dividends, or the distribution of assets on liquidation, dissolution or winding up, or reclassify any authorized stock of HCPI into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or

•	repeal, amend or otherwise change any of the provisions applicable to the Series F preferred stock in any manner which materially and adversely affects the powers, preferences, voting power or other rights or privileges of the Series F preferred stock or the holders thereof; provided, however, that any increase in the amount of the authorized preferred stock or the creation or issuance of other classes or series of preferred stock, or any increase in the amount of authorized shares of Series F preferred stock or of any other class or series of preferred stock, in each case ranking on a parity with (including the Series E preferred stock) or junior to the Series F preferred stock, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

The voting provisions above will not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required would occur, we have redeemed or called for redemption upon proper procedures all outstanding shares of Series F preferred stock.

The holders of such Series F preferred stock will not have any voting rights with respect to, and the consent of the holders of Series F preferred stock is not required for, the taking of any corporate action, including any merger or consolidation involving HCPI or a sale of all or substantially all of the assets of HCPI, regardless of the effect that such merger, consolidation or sale may have upon the powers, preferences, voting power or other rights or privileges of the Series F preferred stock. Except as expressly set forth in the articles supplementary that relates to the Series F preferred stock, the Series F preferred shares will not have any relative, participatory, optional or other special voting rights and powers.

Conversion

The Series F preferred stock is not convertible into or exchangeable for any of our other property or securities.

Restrictions on Ownership and Transfer

Among other requirements, in order for us to qualify as a REIT under the Internal Revenue Code, no more than 50% in value of our outstanding shares of stock may be owned, actually or constructively, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of a taxable year. In addition, if we, or an owner of 10% or more of our capital stock, actually or constructively owns 10% or more of one of our tenants (or a tenant of any partnership or limited liability company in which we are a partner or member), the rent received by us (either directly or through one or more subsidiaries) from the tenant will not be qualifying income for purposes of the gross income tests for REITs contained in the Internal Revenue Code. A REIT’s stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year.

The articles supplementary relating to the Series F preferred stock contain restrictions on the ownership and transfer of the Series F preferred stock, which are intended to assist us in complying with these requirements and continuing to qualify as a REIT. The relevant sections of our articles supplementary relating to the Series F preferred stock provide that, subject to the exceptions described below, no person or entity may own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Internal Revenue Code, more than 9.8% (by number of shares or value, whichever is more restrictive) of the outstanding shares of Series F preferred stock. We refer to the limits described in this paragraph as the “ownership limit.”

The constructive ownership rules under the Internal Revenue Code are complex and may cause shares of Series F preferred stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of our Series F preferred stock (or the acquisition of an interest in an entity that owns, actually or constructively, our Series F preferred stock) by an individual or entity, could, nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% of our outstanding Series F preferred stock and thereby violate the applicable ownership limit.

Our board of directors may, but in no event will be required to, waive (prospectively or retroactively) the ownership limit with respect to a particular stockholder if it:

•	determines that such ownership will not jeopardize our status as a REIT; and

•	our board of directors otherwise decides such action would be in our best interest.

As a condition of such waiver, the board of directors may require an opinion of counsel satisfactory to it and/or undertakings or representations from the applicant with respect to preserving our REIT status.

In addition, the board of directors may from time to time increase or decrease the ownership limit for the Series F preferred stock; provided, however, that the decreased ownership limit will not be effective for any stockholder whose percentage ownership in Series F preferred stock is in excess of such decreased ownership limit until such time as such stockholder’s percentage of Series F preferred stock equals or falls below the decreased ownership limit, but any further acquisition of Series F preferred stock in excess of such percentage ownership of Series F preferred stock will be in violation of the ownership limit, and, provided further, that the new ownership limit would not allow five or fewer stockholders to beneficially own more than 49% in value of our outstanding capital stock.

The articles supplementary further prohibit:

•	any person from beneficially or constructively owning shares of our Series F preferred stock that would result in us being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT; and

•	any person from transferring shares of our Series F preferred stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of Series F preferred stock that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT. Except as otherwise described above, any change in the ownership limit would require an amendment to the articles supplementary. Amendments to the articles supplementary that materially and adversely affect the holders of the Series F preferred stock require the consent or the affirmative vote of the holders of two-thirds of the shares of Series F preferred stock outstanding at the time. See “—Voting Rights.”

Pursuant to the articles supplementary, if any purported transfer of Series F preferred stock or any other event would otherwise result in any person violating the ownership limit or such other limit as permitted by our board of directors, then any such purported transfer will be void and of no force or effect as to that number of shares in excess of the applicable ownership limit. The shares proposed to be transferred will be deemed to have been transferred to, and held by, a trustee of a trust for the exclusive benefit of a charitable organization selected by us. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust.

The trustee shall sell the shares to us or to another person designated by the trustee whose ownership of the shares will not violate the ownership limit.

The trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust:

•	sell the excess shares to a person or entity who could own the shares without violating the ownership limit or as otherwise permitted by our board of directors, and

•	distribute to the prohibited transferee or owner, as applicable, an amount equal to the lesser of:

•	the price paid by the prohibited transferee or owner for the excess shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares at market price, the last reported sales price reported on the New York Stock Exchange on the trading day immediately preceding the relevant date); and

•	the sales proceeds received by the trustee for the excess shares.

The trustee shall be designated by us and shall be unaffiliated with us and any prohibited transferee or owner. Prior to the sale of any excess shares by the trust, the trustee will receive, in trust for the beneficiary, all dividends and other distributions paid by us with respect to the excess shares, and may also exercise all voting rights with respect to the excess shares.

Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee shall have the authority, at the trustee’s sole discretion:

•	to rescind as void any vote cast by a prohibited transferee or owner, as applicable, prior to our discovery that the shares have been transferred to the trust; and

•	to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote. Any dividend or other distribution paid to the prohibited transferee or owner, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for distribution to the beneficiary of the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit or as otherwise permitted by the board of directors, then the articles supplementary relating to Series F preferred stock provide that the transfer of the excess shares will be void.

All certificates representing shares of Series F preferred stock will bear a legend referring to the restrictions described above. Our ownership limitations could delay, defer or prevent a transaction or a change in control of HCPI that might involve a premium price for the Series F preferred stockholders or otherwise be in the holders’ best interests.

The provisions set forth under “—Restrictions on Ownership and Transfer” apply to the Series F preferred stock notwithstanding any contrary provisions of the Series F preferred stock described elsewhere in this prospectus supplement.

Transfer Agent and Registrar

The transfer agent, dividend and redemption price disbursement agent and registrar for shares of Series F preferred stock is The Bank of New York.

SUPPLEMENTAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes the United States federal income tax considerations anticipated to be material to purchasers of our Series F preferred stock. This summary is based on:

•	the Internal Revenue Code;

•	the legislative history of the Internal Revenue Code;

•	final, temporary and proposed Treasury regulations promulgated under the Internal Revenue Code;

•	administrative pronouncements and practices of the Internal Revenue Service; and

•	court decisions,

all as of the date of this prospectus supplement. In addition, the administrative interpretations and practices of the Internal Revenue Service include its practices and policies as expressed in private letter rulings which are not binding on the Internal Revenue Service, except with respect to the particular taxpayers who requested and received these rulings. Future legislation, Treasury regulations, administrative interpretations and practices and court decisions may adversely affect, perhaps retroactively, the tax considerations contained in this discussion. We have not requested, and do not plan to request, any rulings from the Internal Revenue Service concerning the tax treatment of the Series F preferred stock, and the statements in this prospectus supplement are not binding on the Internal Revenue Service or any court. Thus, the tax considerations contained in this discussion could be challenged by the Internal Revenue Service and, if challenged, may not be sustained by a court.

This summary is for general information only and is not tax advice. This summary deals only with Series F preferred stock held as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. Your tax treatment will vary depending on your particular situation, and this discussion does not address all the tax consequences that may be relevant to you in light of your particular circumstances. State, local and foreign income tax laws may differ substantially from the corresponding federal income tax laws, and this discussion does not purport to describe any aspect of the tax laws of any state, local or foreign jurisdiction. In addition, it does not address the tax consequences relevant to persons who receive special treatment under the federal income tax law, except to the extent discussed under the heading “—Taxation of Tax-Exempt Stockholders” and “—Taxation of Non-United States Stockholders” or where specifically noted. Holders receiving special treatment include, without limitation:

•	financial institutions, banks and thrifts;

•	insurance companies;

•	“S” corporations;

•	regulated investment companies and REITs;

•	foreign corporations or partnerships, and persons who are not residents or citizens of the United States;

•	dealers in securities or currencies;

•	persons holding Series F preferred stock as a hedge against currency risks or as a position in a straddle; or

•	United States persons whose functional currency is not the United States dollar.

If a partnership holds our Series F preferred stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our Series F preferred stock, you should consult your tax advisor regarding the tax consequences of the ownership and disposition of our Series F preferred stock.

This discussion does not address any aspects of federal income taxation relating to HCPI or its election to be taxed as a REIT except that the information appearing below under “—New Legislation Related to the Accompanying Prospectus” and “—Proposed Legislation Related to the Accompanying Prospectus” is a summary of some federal income tax considerations related to our REIT election that supplements the information appearing in the accompanying prospectus under “United States Federal Income Tax Considerations Related to our REIT Election.” A summary of certain federal income tax considerations to HCPI is provided in the accompanying prospectus. You are urged to consult your tax advisor regarding the tax consequences to you of:

•	the acquisition, ownership and sale of our Series F preferred stock, including the federal, state, local, foreign and other tax consequences;

•	our election to be taxed as a REIT for federal income tax purposes; and

•	potential changes in the tax laws.

Taxation of United States Stockholders

When we use the term “United States stockholder,” we mean a holder of shares of our Series F preferred stock who is, for United States federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any state or in the District of Columbia, unless, in the case of a partnership, Treasury regulations provide otherwise;

•	an estate which is required to pay United States federal income tax regardless of the source of its income; or

•	a trust whose administration is under the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in the Treasury regulations, some trusts in existence on August 20, 1996, and treated as United States persons prior to this date that elect to continue to be treated as United States persons, shall also be considered United States stockholders.

Distributions Generally

Distributions out of our current or accumulated earnings and profits, other than capital gain dividends discussed below, will constitute dividends taxable to our taxable United States stockholders as ordinary income. As long as we qualify as a REIT, these distributions will not be eligible for the dividends-received deduction in the case of United States stockholders that are corporations. For purposes of determining whether distributions to holders of Series F preferred stock are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to our outstanding preferred stock and then to our outstanding common stock.

To the extent that we make distributions in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to a United States stockholder. This treatment will reduce the adjusted tax basis which the United States stockholder has in its shares of Series F preferred stock by the amount of the distribution, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of a United States stockholder’s adjusted tax basis in its shares will be taxable as capital gain, provided that the shares have been held as capital assets. Such gain will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October, November, or December of any year and which are payable to a stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the stockholder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following year. Stockholders may not include in their own income tax returns any of our net operating losses or capital losses.

Capital Gain Distributions

Distributions that we properly designate as capital gain dividends will be taxable to our taxable United States stockholders as a gain from the sale or disposition of a capital asset, to the extent that such gain does not exceed our actual net capital gain for the taxable year. As described in “—New Legislation Related to the Accompanying Prospectus” below, these gains may be taxable to non-corporate United States stockholders at a 15%, 20% or 25% rate. United States stockholders that are corporations may, however, be required to treat up to 20% of some capital gain dividends as ordinary income. If we properly designate any portion of a dividend as a capital gain dividend, then a portion of the total capital gain dividends paid or made available to holders of all classes of our stock for the year shall be allocable to the holders of our Series F preferred stock in proportion to the amount that our total dividends, as determined for United States federal income tax purposes, paid or made available to the holders of our Series F preferred stock for the year bears to the total dividends, as determined for United States federal income tax purposes, paid or made available to holders of all classes of our stock for the year.

Retention of Net Capital Gains

We may elect to retain, rather than distribute as a capital gain dividend, our net capital gains. If we make this election, we would pay tax on our retained net capital gains. In addition, to the extent we designate, a United States stockholder generally would:

•	include the United States stockholder’s proportionate share of our undistributed net capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls;

•	be deemed to have paid the capital gains tax imposed on us on the designated amounts included in the United States stockholder’s long-term capital gains;

•	receive a credit or refund for the amount of tax deemed paid by it;

•	increase its adjusted basis in the Series F preferred stock by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

•	in the case of a United States stockholder that is a corporation, appropriately adjust its earnings and profits for the retained net capital gains as required by Treasury regulations to be prescribed by the Internal Revenue Service.

Passive Activity Losses and Investment Interest Limitations

Distributions we make and gain arising from the sale or exchange by a United States stockholder of our shares will not be treated as passive activity income. As a result, United States stockholders generally will not be able to apply any “passive losses” against this income or gain. Distributions we make, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of our shares, however, may not be treated as investment income depending upon a stockholder’s particular situation.

Dispositions of Series F Preferred Stock

If a United States stockholder sells or disposes of shares of Series F preferred stock to a person other than HCPI, it will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the holder’s adjusted basis in the shares for tax purposes. This gain or loss will be capital if the United States stockholder has held the Series F preferred stock as a capital asset. This gain or loss, except as provided below, will be long-term capital gain or loss if the holder has held the Series F preferred stock for more than one year. In general, if a United States stockholder recognizes loss upon the sale or other disposition of Series F preferred stock that it has held for six months or less, the loss recognized will be treated as a long-term capital loss to the extent the United States stockholder received distributions from us which were required to be treated as long-term capital gains.

Redemption of Series F Preferred Stock

A redemption of shares of the Series F preferred stock will be treated under Section 302 of the Internal Revenue Code as a distribution taxable as a dividend to the extent of our current and accumulated earnings and profits at ordinary income rates unless the redemption satisfies one of the tests set forth in Section 302(b) of the Internal Revenue Code and is therefore treated as a sale or exchange of the redeemed shares. The redemption will be treated as a sale or exchange if it:

•	is “substantially disproportionate” with respect to the United States stockholder;

•	results in a “complete termination” of the United States stockholder’s stock interest in HCPI; or

•	is “not essentially equivalent to a dividend” with respect to the United States stockholder,

all within the meaning of Section 302(b) of the Internal Revenue Code.

In determining whether any of these tests have been met, shares of capital stock, including common stock and other equity interests in us, considered to be owned by the United States stockholder by reason of certain constructive ownership rules set forth in the Internal Revenue Code, as well as shares of capital stock actually owned by the United States stockholder, must generally be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) of the Internal Revenue Code will be satisfied with respect to the United States stockholder depends upon the facts and circumstances at the time that the determination must be made, United States stockholders are advised to consult their tax advisors to determine such tax treatment.

If a redemption of shares of the Series F preferred stock is treated as a distribution taxable as a dividend, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received. See “—Distributions Generally.” In addition, the United States stockholder’s adjusted basis in the redeemed shares of the Series F preferred stock for tax purposes will be transferred to its remaining shares of our capital stock, if any. If a United States stockholder owns no other shares of our capital stock, such basis may, under certain circumstances, be transferred to a related person or it may be lost entirely.

If a redemption of shares of the Series F preferred stock is not treated as a distribution taxable as a dividend, it will be treated as a taxable sale or exchange in the manner described under “—Dispositions of Series F Preferred Stock.”

Backup Withholding

We report to our United States stockholders and the Internal Revenue Service the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a stockholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or is otherwise exempt and, when required, demonstrates this fact or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the backup withholding rules. A United States stockholder that does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability. In addition, we may be required to withhold a portion of distributions to any stockholders who fail to certify their non-foreign status. See “—Taxation of Non-United States Stockholders.”

Taxation of Tax-Exempt Stockholders

Except as described below, dividend income from us and gain arising upon a sale of shares generally will not be unrelated business taxable income to a tax-exempt stockholder. This income or gain will be unrelated business taxable income, however, if a tax-exempt stockholder holds its shares as “debt financed property” within the meaning of the Internal Revenue Code or if the shares are used in a trade or business of the tax-exempt stockholder. Generally, debt financed property is property the acquisition or holding of which was financed through a borrowing by the tax-exempt stockholder.

For tax-exempt stockholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, or qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Internal Revenue Code, respectively, income from an investment in our shares will constitute unrelated business taxable income unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension held REIT” will be treated as unrelated business taxable income as to certain pension trusts that hold more than 10%, by value, of the interests of a REIT. A REIT will not be a “pension held REIT” if it is able to satisfy the “not closely held” requirement without relying on the “look-through” exception with respect to certain trusts. As a result of limitations on the transfer and ownership of stock contained in our charter, we do not expect to be classified as a “pension-held REIT,” however, we cannot guarantee that this will always be the case.

Taxation of Non-United States Stockholders

The preceding discussion does not address the rules governing United States federal income taxation of the ownership and disposition of our Series F preferred stock by persons that are non-United States stockholders. When we use the term “non-United States stockholder” we mean stockholders who are not United States stockholders as described above in “—Taxation of United States Stockholders.” In general, non-United States stockholders may be subject to special tax withholding requirements on distributions from us and with respect to their sale or other disposition of our Series F preferred stock, except to the extent reduced or eliminated by an income tax treaty between the United States and the non-United States stockholder’s country. A non-United States stockholder who is a stockholder of record and is eligible for reduction or elimination of withholding must file an appropriate form with us in order to claim such treatment. Non-United States stockholders should consult their own tax advisors concerning the United States federal income tax consequences to them of an acquisition of shares of our Series F preferred stock, including the United States federal income tax treatment of dispositions of interests in and the receipt of distributions from us.

Other Tax Consequences

The state and local tax treatment of the ownership and disposition of Series F preferred stock may not conform to the United States federal income tax consequences summarized above. Consequently, prospective investors should consult their tax advisor regarding the effect of state and local tax laws on an investment in our Series F preferred stock.

New Legislation Related to the Accompanying Prospectus

The maximum tax rate of non-corporate taxpayers for (i) capital gains, including “capital gain dividends,” has generally been reduced from 20% to 15% (for taxable years ending on or after May 6, 2003, although certain amounts in 2003 may continue to be taxed at a 20% rate and, depending on the characteristics of the assets which produced these gains and on designations which we may make, certain capital gain dividends may be taxed at a 25% rate) and (ii) dividends has generally been reduced from 38.6% to 15% (for taxable years beginning after December 31, 2002). In general, dividends payable by REITs are not eligible for the reduced tax rate on corporate dividends, except to the extent the REIT’s dividends are attributable to dividends received from taxable corporations (such as our taxable REIT subsidiaries), to income that was subject to tax at the corporate/REIT level (for example, if we distribute taxable income that we retained and paid tax on in the prior taxable year) or to dividends properly designated by us as “capital gain dividends.” Although these tax rate changes do not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable treatment of regular corporate dividends could cause investors who are individuals to consider stock of other corporations that pay dividends as more attractive relative to stock of REITs. The currently applicable provisions of the United States federal income tax laws relating to the 15% tax rate are currently scheduled to “sunset” or revert back to the provisions of prior law effective for taxable years beginning after December 31, 2008, at which time the capital gains tax rate will be increased to 20% and the rate applicable to dividends will be increased to the tax rate then applicable to ordinary income. In addition, as a result of this new legislation, if we fail to qualify as a REIT, all distributions to stockholders will be taxable as regular corporate dividends (rather than ordinary income, as set forth in the accompanying prospectus under the heading “United States Federal Income Tax Considerations Related to Our REIT Election—Failure to Qualify”) to the extent of our current and accumulated earnings and profits.

Proposed Legislation Related to the Accompanying Prospectus

Recently, legislation was introduced in the United States House of Representatives and Senate that would amend certain rules relating to REITs. As of the date hereof, this proposed legislation has not been enacted into law. The proposed legislation would, among other things, include the following changes:

•	As discussed in the accompanying prospectus under “United States Federal Income Tax Considerations Related to Our REIT Election—Taxation of the Company—Asset tests,” we may not own more than 10% by vote or value of any one issuer’s securities. If we fail to meet this test at the end of any quarter and such failure is not cured within 30 days thereafter, we would fail to qualify as a REIT. Under the proposed legislation, after the 30 day cure period, a REIT could dispose of sufficient assets to cure such a violation that does not exceed the lesser of 1% of the REIT’s assets at the end of the relevant quarter or $10,000,000. For violations due to reasonable cause that are larger than this amount, the legislation would permit the REIT to avoid disqualification as a REIT, after the 30 day cure period, by taking steps including the disposition of sufficient assets to meet the asset test and paying a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the non-qualifying assets.

•	The proposed legislation would expand the straight debt safe harbor under which certain types of securities are disregarded as securities when calculating the 10% value limitation discussed above.

•	The proposed legislation also would change the formula for calculating the tax imposed for certain violations of the 75% and 95% gross income tests described in the accompanying prospectus under

“United States Federal Income Tax Considerations Related to Our REIT Election—Taxation of the Company—Income tests” and would make certain changes to the requirements for availability of the applicable relief provisions for failure to meet such tests.

•	The proposed legislation would clarify a rule regarding our ability to enter into leases with our taxable REIT subsidiaries.

•	As discussed in the accompanying prospectus under “United States Federal Income Tax Considerations Related to Our REIT Election—Taxation of the Company—Redetermined Rents,” amounts received by a REIT for services customarily furnished or rendered in connection with the rental of real property where such services are furnished or rendered by a taxable REIT subsidiary are not subject to treatment as “redetermined rents” and therefore are not subject to the 100% penalty tax. The proposed legislation would eliminate this exclusion.

The foregoing is a non-exhaustive list of changes that would be made by the proposed legislation. The provisions contained in this proposed legislation relating to expansion of the straight debt safe harbor and our ability to enter into leases with our taxable REIT subsidiaries, would apply to taxable years ending after December 31, 2000, and the remaining provisions described above generally would apply to taxable years beginning after the date the proposed legislation is enacted.

As of the date hereof, it is not possible to predict with any certainty whether the proposed legislation discussed above will be enacted in its current form, if at all.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated November     , 2003, we have agreed to sell to the underwriters named below, for whom Credit Suisse First Boston LLC and UBS Securities LLC are acting as representatives, the following respective numbers of shares of Series F preferred stock:

Underwriter	Number of Shares
Credit Suisse First Boston LLC
UBS Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. Incorporated

Total	4,000,000

The underwriting agreement provides that the underwriters are severally obligated to purchase all of the shares of Series F preferred stock if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of the Series F preferred stock may be terminated.

We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 600,000 additional shares of Series F preferred stock at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments in the sale of the Series F preferred stock.

The underwriters propose to offer the shares of Series F preferred stock initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a concession of $         per share. The underwriters and selling group members may allow a discount of $         per share on sales to other broker/dealers. After the initial public offering of the Series F preferred stock the underwriters may change the public offering price and concession and discount to broker/dealers.

The following table summarizes the compensation and estimated expenses that we will pay.

	Per share of Series F preferred stock		Total
	Without Over- allotment	With Over- allotment	Without Over- allotment	With Over- allotment
Underwriting Discounts and Commissions paid by us
Expenses payable by us

We have agreed to indemnify the underwriters against liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the underwriters may be required to make in that respect.

In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended, as described below:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment transactions involve sales by the underwriters of shares of Series F preferred stock in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing shares of Series F preferred stock in the open market.

•	Syndicate covering transactions involve purchases of shares of Series F preferred stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of the shares of Series F preferred stock available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares of Series F preferred stock than could be covered by the over-allotment option, creating a naked short position, that position can only be closed out by buying shares of Series F preferred stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Series F preferred stock in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the shares of Series F preferred stock originally sold by such syndicate member are purchased in a stabilizing transaction or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the shares of Series F preferred stock or preventing or retarding a decline in the market price of the shares of Series F preferred stock. As a result, the price of the shares of Series F preferred stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE, if the shares of Series F preferred stock are accepted for listing, or otherwise and, if commenced, may be discontinued at any time.

We intend to file an application to list the Series F preferred stock on the New York Stock Exchange. If the application is approved, trading of the Series F preferred stock on the NYSE is expected to commence within 30 days after the initial delivery of the Series F preferred stock. The underwriters have advised us that they intend to make a market in the Series F preferred stock prior to the commencement of trading on the NYSE. The underwriters will have no obligation to make a market in the Series F preferred stock, however, and if they begin to make a market they may cease to do so at any time.

A prospectus supplement and prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters participating in this offering and one or more of the underwriters participating in this offering may distribute the prospectus supplement and prospectus electronically. The representatives may agree to allocate a number of Series F preferred shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations.

We expect that the delivery of the Series F preferred stock will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which will be the fifth business day following the date hereof. Under Rule 15c6-1 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Series F preferred stock before December     , 2003 will be required, by virtue of the fact that any such trade would otherwise settle in more than three business days, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisor with respect to these matters.

The underwriters and/or their affiliates have engaged in, and may in the future engage in, investment banking, commercial banking and/or other transactions with us. They have received customary fees and commissions for these transactions. In particular, affiliates of certain underwriters are lenders under our primary credit facility. As described under “Use of Proceeds,” we intend to use the net proceeds from this offering to repay borrowings outstanding under our revolving credit facility. Because affiliates of certain underwriters are lenders under our primary credit facility, those affiliates may receive a portion of the net proceeds from this offering through the repayment of those borrowings.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

The distribution of the Series F preferred stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of the Series F preferred stock are made. Any resale of the Series F preferred stock in Canada must be made under applicable securities laws, which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Series F preferred stock.

Representations of Purchasers

By purchasing Series F preferred stock in Canada and accepting a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase the Series F preferred stock without the benefit of a prospectus qualified under those securities laws;

•	where required by law, that the purchaser is purchasing as principal and not as agent; and

•	the purchaser has reviewed the text above under Resale Restrictions.

Rights of Action (Ontario Purchasers)

Under Ontario securities legislation, a purchaser who purchases a security offered by this prospectus supplement during the period of distribution will have a statutory right of action for damages, or while still the owner of the Series F preferred stock, for rescission against us in the event that this prospectus supplement or the accompanying prospectus contains a misrepresentation. A purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the Series F preferred stock. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the Series F preferred stock. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the Series F preferred stock was offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the Series F preferred stock as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of Series F preferred stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the Series F preferred stock in their particular circumstances and about the eligibility of the Series F preferred stock for investment by the purchaser under relevant Canadian legislation.

LEGAL MATTERS

Certain legal matters in connection with the offering of the Series F preferred stock will be passed upon for us by Latham & Watkins LLP, Costa Mesa, California. Certain legal matters relating to Maryland law will be passed upon for us by Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland. Sidley Austin Brown & Wood LLP, San Francisco, California will act as counsel for the underwriters. Eric S. Haueter, a partner of Sidley Austin Brown & Wood LLP, beneficially owns approximately 1,718 shares of HCPI’s common stock. Paul C. Pringle, a partner of Sidley Austin Brown & Wood LLP, owns approximately 20,260 shares of HCPI’s common stock.

EXPERTS

The consolidated financial statements of Health Care Property Investors, Inc. appearing in Health Care Property Investors’ Annual Report on Form 10-K for the year ended December 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein, and incorporated in the accompanying prospectus by reference. Such consolidated financial statements are incorporated in the accompanying prospectus by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

$975,000,000

Health Care Property Investors, Inc.

Debt Securities

Preferred Stock

Common Stock

We may from time to time offer and sell in one or more series or classes:

•	debt securities;
•	shares of our preferred stock;
•	shares of our common stock; and
•	rights to acquire Junior Participating Preferred Stock that are attached to, and trade with, our common stock.

The securities offered by this prospectus will have an aggregate public offering price of $975,000,000. We will provide the specific terms of these securities in prospectus supplements to this prospectus prepared in connection with each offering. The debt securities may be convertible into preferred stock, common stock or debt securities of another series. The preferred stock may be convertible into common stock or preferred stock of another series. No securities may be sold under this prospectus without delivery of the applicable prospectus supplement. You should read this prospectus and the prospectus supplements carefully before you invest in the securities.

Securities may be sold directly, through agents from time to time or through underwriters or dealers, which may include Merrill Lynch, Pierce, Fenner & Smith Incorporated. If any of our agents or any underwriter is involved in the sale of the securities, the name of the agent or underwriter and any applicable commission or discount will be set forth in the accompanying prospectus supplement. The net proceeds to us from the sale also will be set forth in the applicable prospectus supplement.

Investing in the securities involves risks that are described in the “Risk Factors” section beginning on page 5 of this prospectus and, if applicable, in the “Risk Factors” section of the applicable prospectus supplement.

Our common stock is traded on the New York Stock Exchange under the symbol “HCP”. On June 7, 2002, the closing price of our common stock was $42.65.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 10, 2002.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $975,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add or update information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. For further information, we refer you to the registration statement, including its exhibits and schedules. Statements contained in this prospectus about the provisions or contents of any contract, agreement or any other document referred to are not necessarily complete. For each of these contracts, agreements or documents filed as an exhibit to the registration statement, we refer you to the actual exhibit for a more complete description of the matters involved. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date on the front of those documents. For further information about us or the securities offered under this prospectus, you should refer to that registration statement, which you can obtain from the SEC as described below under the heading “Where You Can Find More Information.”

All references to “HCPI,” “our” and “we” in this prospectus mean Healthcare Property Investors, Inc. and its majority-owned subsidiaries and other entities controlled by Health Care Property Investors, Inc., except where it is clear from the context that the term means only the issuer, Health Care Property Investors, Inc.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we have filed at the SEC’s public reference rooms. You may read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of this information by mail from the public reference section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. You may inspect information that we file with The New York Stock Exchange at the offices of The New York Stock Exchange at 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring to the other information we have filed with the SEC. The information that we incorporate by reference is considered a part of this prospectus and information that we file later with the SEC will automatically update and supersede the information contained in this prospectus. We incorporate by reference the following documents we filed with the SEC pursuant to Section 13 of the Securities Exchange Act of 1934, as amended:

•	our Current Report on Form 8-K dated May 14, 2002;

•	our Quarterly Report on Form 10-Q/A for the fiscal quarter ended March 31, 2002;

•	our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2001;

•	our Proxy Statement dated March 27, 2002;

•	the description of our common stock contained in our registration statement on Form 10 dated May 7, 1985 (File No. 1-8895), including the amendments dated May 20, 1985 and May 23, 1985, and any other amendment or report filed for the purpose of updating such description, including the description of amendments to our charter contained in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001; and

•	the description of our preferred share purchase rights (which were issued pursuant to our Stockholder Rights Plan dated June 20, 2000) contained in our Form 8-A dated July 28, 2000 (File No. 1-08895).

We are also incorporating by reference additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before we stop offering the securities described in this prospectus. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the SEC. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference the exhibit in this prospectus. Stockholders may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from the appropriate party at the following address:

James G. Reynolds

Executive Vice President and Chief Financial Officer

Health Care Property Investors, Inc.

4675 MacArthur Court, 9th Floor

Newport Beach, California 92660

(949) 221-0600

CAUTIONARY LANGUAGE REGARDING FORWARD LOOKING STATEMENTS

Statements in this prospectus and the information incorporated by reference in this prospectus or any prospectus supplement that are not historical factual statements are “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We intend such forward looking statements to be covered by the safe harbor provisions for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this section for purposes of complying with these safe harbor provisions. The statements include, among other things, statements regarding the intent, belief or expectations of HCPI and its officers and can be identified by the use of terminology such as “may,” “will,” “expect,” “believe,” “intend,” “plan,” “estimate,” “should” and other comparable terms or the negative thereof. In addition, we, through our senior management, from time to time make forward looking oral and written public statements concerning our expected future operations and other developments. You are cautioned that, while forward looking statements reflect our good faith belief and best judgment based upon current information, they are not guarantees of future performance and are subject to known and unknown risks and uncertainties. Actual results may differ materially from the expectations contained in the forward looking statements as a result of various factors. In addition to the factors set forth in our annual report on Form 10-K for the fiscal year ended December 31, 2001, you should consider the following:

•	Legislative, regulatory, or other changes in the health care industry at the local, state or federal level which increase the costs of or otherwise affect the operations of our lessees or mortgagors;

•	Changes in the reimbursement available to our lessees and mortgagors by governmental or private payors, including changes in Medicare and Medicaid payment levels and the availability and cost of third party insurance coverage;

•	Competition for lessees and mortgagors, including with respect to new leases and mortgages and the renewal or rollover of existing leases;

•	Availability of suitable health care facilities to acquire at a favorable cost of capital and the competition for such acquisition and financing of health care facilities;

•	The ability of our lessees and mortgagors to operate our properties in a manner sufficient to maintain or increase revenues and to generate sufficient income to make rent and loan payments;

•	The financial weakness of operators in the long-term care and assisted living sectors, which results in uncertainties in our ability to continue to realize the full benefit of such operators’ leases;

•	Changes in national or regional economic conditions, including changes in interest rates and the availability and cost of capital for HCPI; and

•	The risk that we will not be able to sell or lease facilities that are currently vacant.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward looking events discussed in this prospectus or discussed in or incorporated by reference in this prospectus or any prospectus supplement may not occur.

NOTICE REGARDING ARTHUR ANDERSEN LLP

Section 11(a) of the Securities Act provides that if any part of a registration statement at the time it becomes effective contains an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement or as having prepared or certified any report or valuation which is used in connection with the registration statement with respect to the statement in such registration statement, report or valuation which purports to have been prepared or certified by the accountant. On May 14, 2002, we announced that we appointed Ernst & Young LLP to replace Arthur Andersen LLP as our independent accountants. Prior to the date of this prospectus, the Arthur Andersen partners who reviewed our most recent audited financial statements have resigned from Arthur Andersen. As a result, after reasonable efforts, we have been unable to obtain Arthur Andersen's written consent to the incorporation by reference into this registration statement of its audit reports with respect to our financial statements. Under these circumstances, Rule 437a under the Securities Act permits us to file this registration statement without a written consent from Arthur Andersen. Accordingly, Arthur Andersen will not be liable to you under Section 11(a) of the Securities Act because it has not consented to being named as an expert in the registration statement.

THE COMPANY

We were organized in 1985 to qualify as a real estate investment trust, or a REIT. We invest in health care related real estate located throughout the United States. We commenced business nearly 17 years ago, making us the second oldest REIT specializing in health care real estate. Since 1986, the debt rating agencies have rated our debt investment grade. As of April 1, 2002, Moody’s Investors Service, Standard & Poor’s and Fitch rate our senior debt at Baa2, BBB+ and BBB+, respectively. The market value of our common stock was approximately $2.3 billion as of May 15, 2002.

As of March 31, 2002, our gross investment in our properties, including partnership interests and mortgage loans, was approximately $2.8 billion. As of March 31, 2002, our portfolio of 425 properties in 42 states consisted of:

•	172 long-term care facilities;

•	90 assisted living facilities;

•	85 medical office buildings;

•	37 physician group practice clinics;

•	21 acute care hospitals;

•	Nine rehabilitation hospitals;

•	Six health care laboratory and biotech research facilities; and

•	Five retirement living communities.

Our principal offices are located at 4675 MacArthur Court, Suite 900, Newport Beach, California 92660, and our telephone number is (949) 221-0600.

RISK FACTORS

Set forth below are the risks that we believe are material to investors who purchase the securities. In addition to other information contained or incorporated by reference in this prospectus and the applicable prospectus supplement, you should carefully consider the following factors before investing in the securities.

Decline in the assisted living sector and the long-term care industry may have significant adverse consequences to us.

Assisted Living Industry.    The assisted living industry, from which we currently derive 13% of our revenue, has been challenged by overbuilding in certain areas, slower than projected fill-up rates, margin pressure from lower than projected rents and shortage of capital. Various assisted living companies continue their efforts to restructure their capital, debt and lease structures.

Long-Term Care Industry.    We currently derive 26% of our revenue from the long-term care industry. Certain long-term care operators and facilities continue to experience operating problems in part due to low levels of Medicaid reimbursements in certain states. In addition, if the most recent Medicare reimbursement increase is not extended beyond October 1, 2002 and various states institute Medicaid rate cuts to reduce budget shortfalls, additional operators may begin feeling the strain of inadequate reimbursement.

We cannot assure you that the trouble experienced by assisted living operators and long-term care operators will not have a material adverse effect on our net income, funds from operations or the value of the securities.

The health care industry is heavily regulated by the government, which may adversely affect our rental and debt payment revenues.

The health care industry is heavily regulated by federal, state and local laws. This government regulation of the health care industry affects us because:

•	the financial ability of lessees to make rent and debt payments to us may be affected by governmental regulations such as licensure, certification for participation in government programs, and government reimbursement; and

•	our additional rents are based on our lessees’ gross revenue from operations in many instances, which in turn are affected by the amount of reimbursement such lessees receive from the government.

The failure of any borrower of funds from us or lessee of any of our properties to comply with such laws and regulations could affect its ability to operate its facility or facilities and could adversely affect such borrower’s or lessee’s ability to make debt or lease payments to us.

Fraud and Abuse.    Various federal and state governments have considered or passed laws that attempt to eliminate fraud and abuse by prohibiting payment arrangements that include compensation for patient referrals. We cannot assure you that the operators are in compliance or will remain in compliance in the future with these laws.

Licensure Risks.    Most health care facilities must obtain a license to operate. Failure to obtain licensure or loss of licensure would prevent a facility from operating which could adversely affect the facility operator’s ability to make rent and debt payments.

Environmental Matters.    A wide variety of federal, state and local environmental and occupational health and safety laws and regulations affect health care facility operations. Under various federal, state and local environmental laws, ordinances and regulations, an owner of real property or a secured lender (such as us) may be liable for the costs of removal or remediation of hazardous or toxic substances at, under or disposed of in connection with such property, as well as other potential costs relating to hazardous or toxic substances (including government fines and damages for injuries to persons and adjacent property). The presence of such substances, or the failure to properly dispose of or remediate such substances, may adversely affect the owner’s ability to sell or rent such property or to borrow using such property as collateral which, in turn, would reduce our revenue.

Medicare and Medicaid Programs.    Sources of revenue for lessees and mortgagors may include the federal Medicare program, state Medicaid programs, private insurance carriers, health care service plans and health maintenance organizations, among others. Efforts to reduce costs by these payors will likely continue, which may result in reduced or slower growth in reimbursement for certain services provided by some of our operators. In addition, the failure of any of our operators to comply with various laws and regulations could jeopardize their ability to continue participating in the Medicare and Medicaid programs.

Cost Control.    The healthcare industry has continually faced various challenges, including increased government and private payor pressure on health care providers to control costs, the migration of patients from acute care facilities into extended care and home care settings and the vertical and horizontal consolidation of health care providers. Changes in the law, new interpretations of existing laws, and changes in payment methodology may have a dramatic effect on the definition of permissible or impermissible activities, the relative costs associated with doing business and the amount of reimbursement furnished by both government and other third-party payors. These changes may be applied retroactively. The ultimate timing or effect of legislative efforts cannot be predicted and may impact us in different ways.

Loss of our tax status as a real estate investment trust would have significant adverse consequences to us and the value of our securities.

We currently operate and have operated commencing with our taxable year ended December 31, 1985 in a manner that is intended to allow us to qualify as a real estate investment trust for federal income tax purposes under the Internal Revenue Code of 1986, as amended.

Qualification as a real estate investment trust involves the application of highly technical and complex Internal Revenue Code provisions for which there are only limited judicial and administrative interpretations. The determination of various factual matters and circumstances not entirely within our control may affect our ability to qualify as a real estate investment trust. For example, in order to qualify as a real estate investment trust, at least 95% of our gross income in any year must be derived from qualifying sources, and we must satisfy a number of requirements regarding the composition of our assets. Also, we must make distributions to stockholders aggregating annually at least 90% of our net taxable income, excluding capital gains. In addition, new legislation, regulations, administrative interpretations or court decisions may adversely affect our investors or our ability to qualify as a REIT for tax purposes. Although we believe that we are organized and have operated in such manner, we can give no assurance that we have qualified or will continue to qualify as a REIT for tax purposes.

If we lose our real estate investment trust status, we will face serious tax consequences that will substantially reduce the funds available to make payments of principal and interest on the debt securities we issue and to make distributions to our stockholders. If we fail to qualify as a real estate investment trust:

•	we would not be allowed a deduction for distributions to stockholders in computing our taxable income and would be subject to federal income tax at regular corporate rates;

•	we also could be subject to the federal alternative minimum tax and possibly increased state and local taxes; and

•	unless we are entitled to relief under statutory provisions, we could not elect to be subject to tax as a real estate investment trust for four taxable years following the year during which we were disqualified.

In addition, if we fail to qualify as a real estate investment trust, all distributions to stockholders would be subject to tax as ordinary income to the extent of our current and accumulated earnings and profits, we will not be required to make distributions to stockholders.

As a result of all these factors, our failure to qualify as a real estate investment trust also could impair our ability to expand our business and raise capital, and would adversely affect the value of our securities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratios of earnings to fixed charges for the periods indicated. In computing the ratios of earnings to fixed charges, earnings have been based on consolidated income from operations before fixed charges (exclusive of capitalized interest). Fixed charges consist of interest on debt, including amounts capitalized, and the pro rata share of the fixed charges of the partnerships and limited liability companies in which we hold an interest. In computing the ratios of earnings to combined fixed charges and preferred stock dividends, preferred stock dividends consist of dividends on our 7 7/8% Series A cumulative redeemable preferred stock, 8.70% Series B cumulative redeemable preferred stock and 8.60% Series C cumulative redeemable preferred stock.

	Year Ended December 31,					For the Three Months Ended March 31,
	1997	1998	1999	2000	2001	2002
Ratio of Earnings to Fixed Charges	3.03	2.91	2.50	2.45	2.59	2.86

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	2.92	2.40	1.93	1.91	1.97	2.12

USE OF PROCEEDS

Unless we indicate otherwise in the applicable prospectus supplement, we intend to use a portion of the net proceeds from the sale of the securities offered from time to time hereby to repay all or a portion of our outstanding indebtedness under our revolving lines of credit. Borrowings under our revolving lines of credit averaged $184,000,000 for the quarter ended March 31, 2002 at a rate of 2.74%. The remaining proceeds will be used for general corporate purposes, including strategic acquisitions, the acquisition of health care related properties and the construction of health care related properties. Based upon our historical investment trends, including investments totaling approximately $125 million during the quarter ended March 31, 2002 and approximately $240 million during 2001, as of the date of this prospectus, we expect our investments for 2002 to total approximately $400 million. Achievement of our 2002 investment goal is predicated on the availability of suitable health care facilities to acquire at reasonable prices, and our ability to obtain favorable financing terms. If we do not meet our 2002 investment goal, we may experience slower than expected growth in net income and cash flows from operating activities. As of the date of this prospectus, we have commitments to invest approximately $165 million of health care facilities. However, we cannot assure you that we will complete any investment on a timely basis, or at all.

DESCRIPTION OF THE DEBT SECURITIES

This prospectus describes certain general terms and provisions of our debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a prospectus supplement or a pricing supplement.

The debt securities are to be issued under an existing indenture dated as of September 1, 1993 between us and The Bank of New York, as trustee, which has been filed with the SEC and incorporated by reference in the registration statement of which this prospectus is a part. We have summarized the material provisions of the indenture and general provisions of the debt securities below.

General

The indenture does not limit the aggregate principal amount of debt securities that may be issued under the indenture and provides that the debt securities may be issued from time to time in one or more series. All securities issued under the indenture will rank equally and ratably with all other securities issued under the indenture.

The debt securities will be unsecured and will rank on a parity with all of our other unsecured and unsubordinated indebtedness. The debt securities are not, by their terms, subordinate in right of payment to any of our other indebtedness.

The prospectus supplement and any related pricing supplement will describe certain terms of the debt securities offered by that prospectus supplement, including:

•	the title of the debt securities;

•	any limit on the aggregate principal amount of the debt securities and their purchase price;

•	the date or dates on which the debt securities will mature;

•	the rate or rates per annum (or manner in which interest is to be determined) at which the debt securities will bear interest, if any, and the date from which the interest, if any, will accrue;

•	the dates on which interest, if any, on the debt securities will be payable and the regular record dates for these interest payment dates;

•	any mandatory or optional sinking fund or analogous provisions;

•	additional provisions, if any, for the defeasance of the debt securities;

•	the date, if any, after which and the price or prices at which the debt securities may, pursuant to any optional or mandatory redemption or repayment provisions, be redeemed and the other detailed terms and provisions of any optional or mandatory redemption or repayment provisions;

•	whether the debt securities are to be issued in whole or in part in registered form represented by one or more registered global securities and, if so, the identity of the depositary for the registered global securities;

•	any applicable material United States federal income tax consequences; and

•	any other specific terms of the debt securities, including any additional events of default or covenants provided for with respect to the debt securities, and any terms that may be required by or advisable under applicable laws or regulations.

Principal of, premium, if any, and interest, if any, on the debt securities will be payable at the place or places designated by us and set forth in the applicable prospectus supplement. Interest, if any, on the debt securities will be paid, unless otherwise provided in the applicable prospectus supplement, by check mailed to the person in whose name the debt securities are registered at the close of business on the record dates designated in the applicable prospectus supplement at the address of the related holder appearing on the register of debt securities. The trustee will maintain at an office in the Borough of Manhattan, The City of New York, a register for the registration of transfers of debt securities, subject to any restrictions set forth in the applicable prospectus supplement relating to the debt securities.

Unless otherwise provided in the applicable prospectus supplement or pricing supplement, the debt securities will be issued only in fully registered form without coupons and in denominations of $1,000 or any larger amount that is an integral multiple of $1,000. Debt securities may be presented for exchange and transfer in the manner, at the places and subject to the restrictions set forth in the indenture, the debt securities and the prospectus supplement. These services will be provided without charge, other than any tax or other governmental charge payable in connection with the exchange or transfer, but subject to the limitations provided in the indenture.

Debt securities will bear interest at a fixed rate or a floating rate. The debt securities may be issued at a price less than their stated redemption price at maturity, resulting in the debt securities being treated as issued with original issue discount for federal income tax purposes. Any original issue discount debt securities may currently pay no interest or interest at a rate which at the time of issuance is below market rates. Special federal income tax and other considerations applicable to any of these discounted notes will be described in the prospectus supplement or pricing supplement.

The indenture provides that all debt securities of any one series need not be issued at the same time and we may, from time to time, issue additional debt securities of a previously issued series. In addition, the indenture provides that we may issue debt securities with terms different from those of any other series of debt securities and, within a series of debt securities, certain terms (such as interest rate or manner in which interest is calculated and maturity date) may differ.

Conversion Rights

The terms, if any, on which debt securities of a series may be exchanged for or converted into shares of our common stock, preferred stock or debt securities of another series will be set forth in the prospectus supplement relating to the series. To protect our status as a REIT, a holder may not convert any debt security, and the debt security is not convertible by any holder, if as a result of the conversion any person would then be deemed to beneficially own, directly or indirectly, 9.9% or more of our common stock.

Global Debt Securities

The registered debt securities of a series may be issued in the form of one or more fully registered global securities that will be deposited with a depositary or with a nominee for a depositary identified in the prospectus supplement relating to the series and registered in the name of the depositary or a nominee of the depository. In these cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding registered debt securities of the series to be represented by the registered global security or securities. Unless and until it is exchanged in whole for debt securities in definitive registered form, a registered global security may not be transferred except as a whole by the depositary for such registered security to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee to a successor of the depositary or a nominee of the successor.

The specific terms of the depositary arrangement with respect to any portion of a series of debt securities to be represented by a registered global security will be described in the prospectus supplement relating to the series. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, or participants, that have accounts with the depositary for the registered global security or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary for the registered global security will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the debt securities represented by the registered global security beneficially owned by the participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of the debt securities. Ownership of beneficial interests in the registered global security will be shown on, and the transfer of the ownership interests will be effected only through, records maintained by the depositary for the registered global security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of the securities in definitive form. These limits and laws may impair the ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary for a registered global security, or its nominee, is the registered owner of the registered global security, the depositary or its nominee will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the indenture. Except as set forth below, owners of beneficial interests in a registered global security will not be entitled to have the debt securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the debt securities in definitive form and will not be considered the owners or holders of the debt securities under the indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if a person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action which a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through the participants to give or take the action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee as the registered owner of the registered global security. Neither we, the trustee nor any other agent of us or the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a registered global security or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

We expect that the depositary for any debt securities represented by a registered global security, upon receipt of any payment of principal, premium or interest in respect of the registered global security, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through the participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of the participants.

If the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and a successor depositary registered as a clearing agency under the Securities Exchange Act of 1934 is not appointed by us within 90 days, we will issue the debt securities in definitive form in exchange for the registered global security. In addition, we may at any time and in our sole discretion determine not to have any of the debt securities of a series represented by one or more registered global securities and, in such event, will issue debt securities of the series in definitive form in exchange for the registered global security or securities representing such debt securities. Any debt securities issued in definitive form in exchange for a registered global security will be registered in such name or names as the depositary shall instruct the trustee. It is expected that these instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security.

Covenants

Limitation on Borrowing Money

In the indenture, we have agreed not to create, assume, incur or otherwise become liable in respect of any:

(a)  Senior Debt, unless the aggregate principal amount of our Senior Debt outstanding will not, at the time of such creation, assumption or incurrence and after giving effect thereto and to any concurrent transactions, exceed the greater of (i) 300% of Capital Base and (ii) 500% of Tangible Net Worth; and

(b)  Non-Recourse Debt, unless the aggregate principal amount of our Senior Debt and Non-Recourse Debt outstanding will not, at the time of such creation, assumption or incurrence and after giving effect thereto and to any concurrent transactions, exceed 500% of Capital Base.

For the purpose of this limitation as to borrowing money, the following terms have the following meanings:

•	“Senior Debt” means all Debt other than Non-Recourse Debt and Subordinated Debt;

•	“Debt,” with respect to any Person, means:

(a)	its indebtedness, secured or unsecured, for borrowed money;

(b)	Liabilities secured by any existing lien on property owned by the Person;

(c)	Capital Lease Obligations and the present value of all payments due under any arrangement for retention of title (discounted at the implicit rate if known and at 9% otherwise) if the arrangement is in substance an installment purchase or an arrangement for the retention of title for security purposes; and

(d)	guarantees of obligations of the character specified in clauses (a), (b) and (c) above to the full extent of the liability of the guarantor (discounted to present value, as provided in clause (c) above, in the case of guarantees of title retention arrangements).

•	“Capital Lease” means at any time any lease of Property which, in accordance with generally accepted accounting principles, would at that time be required to be capitalized on a balance sheet of the lessee;

•	“Capital Lease Obligation” means at any time the amount of the liability in respect of a Capital Lease which, in accordance with generally accepted accounting principles, would at that time be so required to be capitalized on a balance sheet of the lessee;

•	“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible;

•	“Person” means an individual, partnership, joint venture, joint-stock company, association, corporation, trust or unincorporated organization, or a government or agency or political subdivision thereof;

•	“Non-Recourse Debt,” with respect to any Person, means any Debt secured by, and only by, property on or with respect to which the Debt is incurred where the rights and remedies of the holder of the Debt in the event of default do not extend to assets other than the property constituting security for the Debt;

•

“Subordinated Debt” means any of our unsecured Debt which is issued or assumed pursuant to, or evidenced by, an indenture or other instrument which contains provisions for the subordination of such Debt (to which appropriate reference shall be made in the instruments evidencing such Debt if not contained therein) to the debt securities (and, at our option, if so provided, to our Debt, either generally or as specifically designated);

•	“Capital Base” means, at any date, the sum of Tangible Net Worth and Subordinated Debt;

•	“Tangible Net Worth” means, at any date, the net book value (after deducting related depreciation, obsolescence, amortization, valuation, and other proper reserves) of our Tangible Assets at that date, minus the amount of our Liabilities at that date;

•	“Tangible Assets” means all of our assets (including assets held subject to Capital Leases and other arrangements pursuant to which title to the Property has been retained by or vested in some other Person for security purposes), except: (a) deferred assets other than prepaid insurance, prepaid taxes and deposits; (b) patents, copyrights, trademarks, trade names, franchises, goodwill, experimental expense and other similar intangibles; and (c) unamortized debt discount and expense; and

•	“Liabilities” means at any date the items shown as liabilities on our balance sheet, except any items of deferred income, including capital gains.

Consolidation, Merger and Sale of Assets

We may not consolidate or merge with or into or transfer or lease our assets substantially as an entirety to any person unless we are the continuing corporation or the successor corporation or person to which the assets are transferred or leased is organized under the laws of the United States or any state of the United States or the District of Columbia and expressly assumes our obligations on the debt securities and under the indenture, and after giving effect to the transaction no event of default under the indenture has occurred and is continuing, and certain other conditions are met.

Additional Covenants

Any additional covenants that we agree to with respect to a series of the debt securities will be set forth in the prospectus supplement or related pricing supplement.

Events of Default

The following will be events of default under the indenture with respect to the debt securities of any series:

•	failure to pay principal of or any premium on any debt security of the series when due;

•	failure to pay any interest on any debt security of the series when due, continued for 30 days;

•	failure to deposit any sinking fund payment when due in respect of any debt security of the series;

•	failure to perform any other of our covenants or warranties in the indenture (other than a covenant or warranty included in the indenture solely for the benefit of one or more series of debt securities other than that series), continued for 60 days after written notice by the trustee to us or by the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the series to us and the trustee as provided in the indenture;

•	certain events in bankruptcy, insolvency, conservatorship, receivership or reorganization of us;

•	an acceleration of any of our other indebtedness, in an aggregate principal amount exceeding $20,000,000, not rescinded or annulled within 10 days after written notice is given as provided in the indenture; and

•	the occurrence of any other event of default provided with respect to the debt securities of that series.

If an event of default with respect to the outstanding debt securities of any series occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount of all the outstanding debt securities of that series to be due and payable immediately. At any time after the declaration of acceleration with respect to the debt securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul the acceleration.

The indenture provides that the trustee will, within 90 days after the occurrence of a default with respect to a series of debt securities, give to the holders of the outstanding debt securities of the series notice of all uncured defaults known to it. Except in the case of default in the payment of principal, premium, if any, or interest, if any, on any debt securities of a series, the trustee shall be protected in withholding the notice if the trustee in good faith determines that the withholding of the notice is in the interest of the holders of outstanding debt securities of the series.

The indenture provides that, subject to the duty of the trustee during the continuance of an event of default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless the holders shall have offered to the trustee reasonable indemnity. Subject to such provisions for the indemnification of the trustee and subject to certain other limitations, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series.

We are required to furnish to the trustee annually a statement as to our performance of certain obligations under the indenture and as to any default in our performance.

Modification, Waiver and Amendment

The indenture provides that modifications and amendments may be made by us and the trustee to the indenture with the consent of the holders of not less than 66 2/3% in aggregate principal amount of the outstanding debt securities of each series affected by the modification or amendment. However, no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

•	change the stated maturity of the principal of, or any installment of principal of, premium, if any, or interest, if any, on any debt security;

•	reduce the principal amount of, premium, if any, or interest, if any, on any debt security;

•	reduce the amount of principal of an original issue discount debt security payable upon acceleration of the stated maturity of the debt security;

•	change the place or currency of payment of the principal of, premium, if any, or interest, if any, on any debt security;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

•	reduce the percentage in aggregate principal amount of the outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

•	modify the provisions of the indenture providing for the modification, waiver or amendment of provisions of the indenture regarding waivers of events of default or the provisions providing that we maintain certain insurance.

The holders of a majority in aggregate principal amount of the outstanding debt securities of each series will be able, on behalf of all holders of the debt securities of that series, to waive compliance by us with certain restrictive provisions of the indenture, or any past default under the indenture with respect to the debt securities of that series, except a default in the payment of principal, premium, if any, or interest, if any, or in respect of a provision of the indenture which cannot be amended or modified without the consent of the holder of each outstanding debt security of the series affected.

Satisfaction and Discharge of Indenture

The indenture, with respect to any and all series of debt securities (except for certain specified surviving obligations including, among other things, our obligation to pay the principal of, premium, if any, or interest, if any, on any debt securities), will be discharged and cancelled upon the satisfaction of certain conditions, including the payment in full of the principal of, premium, if any, and interest, if any, on all of the debt securities of that series or the deposit with the trustee of an amount of cash sufficient for the payment or redemption, in accordance with the indenture.

Defeasance

We will be able to terminate certain of our obligations under the indenture with respect to the debt securities of any series on the terms and subject to the conditions contained in the indenture by depositing in trust with the trustee cash or U.S. government obligations (or combination thereof) sufficient to pay the principal of, premium, if any, and interest, if any, on the debt securities of the series to their maturity or redemption date in accordance with the terms of the indenture and the debt securities of the series.

Governing Law and Consent to Jurisdiction

The debt securities and the indenture will be governed by and construed in accordance with the laws of the State of California.

Concerning the Trustee

The indenture contains certain limitations on the rights of the trustee should it become a creditor of us, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions with us. However, if the trustee acquires any conflicting interest it must eliminate such conflict or resign or otherwise comply with the Trust Indenture Act of 1939, as amended.

The indenture provides that, in case an event of default should occur and be continuing, the trustee will be required to use the degree of care and skill of a prudent person in the conduct of his or her own affairs in the exercise of its powers.

DESCRIPTION OF PREFERRED STOCK

The following description of the terms of the preferred stock sets forth certain general terms and provisions of the preferred stock to which any prospectus supplement may relate.

General

Our authorized capital stock consists of 200,000,000 shares of common stock, $1.00 par value per share, and 50,000,000 shares of preferred stock, $1.00 par value per share. As of the date of this prospectus, we had 2,400,000 shares of 7 7/8% Series A cumulative redeemable preferred stock, 5,345,000 shares of 8.70% Series B cumulative redeemable preferred stock and 3,976,000 shares of 8.60% Series C cumulative redeemable preferred stock outstanding. We will not sell any of our outstanding series of preferred stock under this prospectus.

Under our charter, our board of directors is authorized without further stockholder action to establish and issue, from time to time, up to 50,000,000 shares of preferred stock, in one or more series, with such designations, preferences, powers and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereon, including, but not limited to, dividend rights, dividend rate or rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences as shall be stated in the resolution providing for the issue of a series of such stock, adopted, at any time or from time to time, by our board of directors.

The preferred stock shall have the dividend, liquidation, redemption and voting rights set forth below unless otherwise provided in a prospectus supplement relating to a particular series of the preferred stock. The terms of any particular series of preferred stock will be described in the prospectus supplement relating to that particular series of preferred stock, including:

•	the number of shares constituting the series and the distinctive designation thereof;

•	the voting rights, if any, of the series;

•	the rate of dividends payable on the series, the time or times when dividends will be payable, the preference to, or any relation to, the payment of dividends to any other class or series of stock and whether the dividends will be cumulative or non-cumulative;

•	whether there shall be a sinking or similar fund for the purchase of shares of the series and, if so, the terms and provisions that shall govern the fund;

•	the rights of the holders of shares of the series upon our liquidation, dissolution or winding up;

•	the rights, if any, of holders of shares of the series to convert their shares into or to exchange the shares for, shares of any other class or classes or any other series of the same or of any other class or classes of stock of the corporation, the price or prices or rate or rates of exchange, with such adjustments as shall be provided, at which the shares shall be convertible or exchangeable, whether such rights of conversion or exchange shall be exercisable at the option of the holder of the shares or upon the happening of a specified event and any other terms or conditions of such conversion or exchange; and

•	any other preferences, powers and relative participating, optional or other special rights and qualifications, limitations or restrictions of shares of the series.

The preferred stock will, when issued, be fully paid and nonassessable and will have no preemptive rights. Unless otherwise stated in a prospectus supplement relating to a particular series of preferred stock, each series of preferred stock will rank on a parity as to dividends and distributions of assets with each other series of preferred stock. The rights of the holders of each series of preferred stock will be subordinate to those of our general creditors.

Certain Provisions of Our Charter

See “Description of Common Stock—Transfer Restrictions, Redemption and Business Combination Provisions” for a description of certain provisions of our charter, including provisions relating to redemption rights and provisions which may have certain anti-takeover effects.

Dividend Rights

Holders of shares of preferred stock of each series will be entitled to receive, when, as and if declared by our board of directors, out of funds legally available therefor, cash dividends on the dates and at rates as will be set forth in, or as are determined by the method described in, the prospectus supplement relating to the series of preferred stock. The rate may be fixed or variable or both. Each dividend will be payable to the holders of record as they appear on our stock books on the record dates fixed by our board of directors, as specified in the prospectus supplement relating to the series of preferred stock.

Dividends may be cumulative or noncumulative, as provided in the prospectus supplement relating to the series of preferred stock. If our board of directors fails to declare a dividend payable on a dividend payment date on any series of preferred stock for which dividends are noncumulative, then the holders of the series of preferred stock will have no right to receive a dividend in respect of the dividend period ending on the dividend payment date, and we will have no obligation to pay the dividend accrued for such period, whether or not dividends on the series are declared payable on any future dividend payment dates. Dividends on the shares of each series of preferred stock for which dividends are cumulative will accrue from the date on which we initially issue shares of the series.

So long as the shares of any series of preferred stock are outstanding, we may not declare any dividends on our common stock or any other stock ranking as to dividends or distributions of assets junior to the series of preferred stock or make any payment on account of, or set apart money for, the purchase, redemption or other retirement of, or for a sinking or other analogous fund for, any shares of junior stock or make any distribution in respect thereof, whether in cash or property or in obligations or stock, other than junior stock which is neither convertible into, nor exchangeable or exercisable for, any securities other than junior stock, unless:

•	full dividends (including, if the preferred stock is cumulative, dividends for prior dividend periods) shall have been paid or declared and set apart for payment on all outstanding shares of preferred stock of the series and all other series of our preferred stock (other than junior stock); and

•	we are not in default or in arrears with respect to the mandatory or optional redemption or mandatory repurchase or other mandatory retirement of, or with respect to any sinking or other analogous fund for, any shares of preferred stock of the series or any shares of any other series of our preferred stock (other than junior stock).

Liquidation Preference

In the event of any liquidation, dissolution or winding up of us, voluntary or involuntary, the holders of each series of the preferred stock will be entitled to receive out of our assets available for distribution to stockholders, before any distribution of assets or payment is made to the holders of common stock or any other shares of our stock ranking junior as to such distribution or payment to such series of preferred stock, the amount set forth in the prospectus supplement relating to such series of preferred stock. If, upon any voluntary or involuntary liquidation, dissolution or winding up of us, the amounts payable with respect to the preferred stock of any series and any other shares of preferred stock (including any other series of the preferred stock) ranking as to any such distribution on a parity with such series of preferred stock are not paid in full, the holders of the preferred stock of such series and of such other shares of preferred stock will share ratably in any such distribution of our assets in proportion to the full respective preferential amounts to which they are entitled. After payment to the holders of the preferred stock of each series of the full preferential amounts of the liquidating distribution to which they are entitled, the holders of each such series of preferred stock will be entitled to no further participation in any distribution of our assets.

If such payment shall have been made in full to all holders of shares of preferred stock, our remaining assets will be distributed among the holders of any other classes of stock ranking junior to the preferred stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, our consolidation or merger with or into any other corporation, or the sale, lease or conveyance of all or substantially all of our property or business, shall not be deemed to constitute a liquidation, dissolution or winding up of us.

Redemption

A series of preferred stock may be redeemable, in whole or from time to time in part, at our option, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon terms, at the times and at the redemption prices set forth in the prospectus supplement relating to such series. Shares of the preferred stock redeemed by us will be restored to the status of authorized but unissued shares of preferred stock.

In the event that fewer than all of the outstanding shares of a series of the preferred stock are to be redeemed, whether by mandatory or optional redemption, the number of shares to be redeemed will be determined by lot or pro rata (subject to rounding to avoid fractional shares) as may be determined by us or by any other method as may be determined by us in our sole discretion to be equitable. From and after the redemption date (unless default shall be made by us in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends shall cease to accumulate on the shares of the preferred stock called for redemption and all rights of the holders thereof (except the right to receive the redemption price plus accumulated and unpaid dividends, if any) shall cease.

So long as any dividends on shares of any series of preferred stock or any other series of preferred stock ranking on a parity as to dividends and distributions of assets with such series of preferred stock are in arrears, no shares of any such series of the preferred stock or such other series of preferred stock will be redeemed (whether by mandatory or optional redemption) unless all such shares are simultaneously redeemed, and we will not purchase or otherwise acquire any such shares. However, the foregoing will not prevent the purchase or acquisition of such shares of preferred stock of such series or of shares of such other series of preferred stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of preferred stock of such series and, unless the full cumulative dividends on all outstanding shares of any cumulative preferred stock of such series and any other stock ranking on a parity with such series as to dividends and upon liquidation shall have been paid or contemporaneously are declared and paid for all past dividend periods, we will not purchase or otherwise acquire directly or indirectly any shares of preferred stock of such series (except by conversion into or exchange for our stock) ranking junior to the preferred stock of such series as to dividends and upon liquidation.

Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of shares of preferred stock to be redeemed at the address shown on our stock transfer books. After the redemption date, dividends will cease to accrue on the shares of preferred stock called for redemption and all rights of the holders of such shares will terminate, except the right to receive the redemption price without interest.

Conversion Rights

The terms, if any, on which shares of preferred stock of any series may be exchanged for or converted (mandatorily or otherwise) into shares of common stock or another series of preferred stock will be set forth in the prospectus supplement relating thereto.

Voting Rights

Except as indicated below or in a prospectus supplement relating to a particular series of preferred stock, or except as required by applicable law, the holders of the preferred stock will not be entitled to vote for any purpose.

So long as any shares of preferred stock remain outstanding, we will not, without the consent or the affirmative vote of the holders of two-thirds of the shares of each series of preferred stock outstanding at the time given in person or by proxy, either in writing or at a meeting (such series voting separately as a class):

•	authorize, create or issue, or increase the authorized or issued amount of, any series of stock ranking prior to such series of preferred stock with respect to payment of dividends, or the distribution of assets on liquidation, dissolution or winding up or reclassifying any of our authorized stock into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; and

•	repeal, amend or otherwise change any of the provisions applicable to the preferred stock of such series in any manner which materially and adversely affects the powers, preferences, voting power or other rights or privileges of such series of preferred stock or the holders thereof; provided, however, that any increase in the amount of the authorized preferred stock or the creation or issuance of other series of preferred stock, or any increase in the amount of authorized shares of such series or of any other series of preferred stock, in each case ranking on a parity with or junior to the preferred stock of such series, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of the preferred stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

Restrictions on Ownership

In order for us to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended, not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of a taxable year. To assist us in meeting this requirement, we may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of our outstanding equity securities, including any preferred stock. The applicable prospectus supplement will specify any additional ownership limitation relating to a series of preferred stock.

Transfer Agent and Registrar

The transfer agent, dividend and redemption price disbursement agent and registrar for shares of each series of the preferred stock will be set forth in the prospectus supplement relating thereto.

DESCRIPTION OF COMMON STOCK

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $1.00 per share, and 50,000,000 shares of preferred stock, par value $1.00 per share. The following description is qualified in all respects by reference to our charter, a copy of which was filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, our Second Amended and Restated Bylaws, a copy of which was filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, and Amendment No. 1 to our Second Amended and Restated Bylaws, filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and the rights agreement between us and The Bank of New York, as rights agent.

Common Stock

All shares of common stock participate equally in dividends payable to holders of common stock when and as declared by our board of directors and in net assets available for distribution to holders of common stock upon our liquidation, dissolution, or winding up, have one vote per share on all matters submitted to a vote of the stockholders and do not have cumulative voting rights in the election of directors. All issued and outstanding shares of common stock are, and the common stock offered hereby will be upon issuance, validly issued, fully paid and nonassessable. Holders of the common stock do not have preference, conversion, exchange or preemptive rights. Our common stock is listed on the New York Stock Exchange under the symbol “HCP.”

Stockholder Rights Agreement

On June 20, 2000, we adopted a Stockholder Rights Plan and declared a dividend of one preferred share purchase right for each outstanding share of our common stock. The rights will become exercisable if a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% of more of our common stock or following the commencement or announcement of an intention to make a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of our common stock. After the rights become exercisable, each right will entitle the holder to purchase from us one one-hundredth (1/100th) of a share of Series D Junior Participating Preferred Stock at a price of $95 per one one-hundredth (1/100th) of a share of Series D Preferred Stock, subject to certain anti-dilution adjustments. The rights will at no time have any voting rights.

Each share of Series D Preferred Stock purchasable upon exercise of the rights will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment of $1.00 per share but will be entitled to an aggregate dividend of 100 times the dividend, if any, declared on our common stock. In the event of our liquidation, dissolution or winding up, the holders of the shares of the Series D Preferred Stock will be entitled to a preferential liquidation payment of $100 per share plus any accrued but unpaid dividends and distributions thereon, whether or not declared, provided that the holders of shares of the Series D Preferred Stock shall be entitled to receive an aggregate amount per share, subject to adjustment, equal to 100 times the aggregate amount to be distributed per share to holders of shares of our common stock. Each share of Series D Preferred Stock will have 100 votes and will vote together with our common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of our common stock are exchanged, each share of Series D Preferred Stock will be entitled to receive 100 times the amount received per share of common stock. Shares of Series D Preferred Stock will not be redeemable. The rights are protected by customary anti-dilution provisions. Because of the nature of the Series D Preferred Stock’s dividend, liquidation and voting rights, the value of one one-hundredth of a share of Series D Preferred Stock purchasable upon exercise of each Right should approximate the value of one common share.

Under certain circumstances, each holder of a right, other than rights that are or were acquired or beneficially owned by a person or group acquiring 15% or more (which rights will thereafter be void), will have the right to receive upon exercise that number of shares of our common stock having a market value of two times the then current purchase price of one right. In the event that, after a person acquired 15% or more of our common stock, we were acquired in a merger or other business combination transaction or more than 50% of our assets or earning power were sold, each holder of a right shall have the right to receive, upon the exercise thereof at the then current purchase price of the right, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the then current purchase price of one right.

The rights may be redeemed by our board of directors at any time prior to the time a person or group acquires 15% or more of our common stock.

The rights will expire on July 27, 2010 (unless earlier redeemed, exchanged or terminated). The Bank of New York is the Rights Agent.

The rights are designed to assure that all of our stockholders receive fair and equal treatment in the event of any proposed takeover of us and to guard against partial tender offers, open market accumulations and other abusive tactics to gain control of us without paying all stockholders a control premium. The rights will cause substantial dilution to a person or group that acquires 15% or more of our stock on terms not approved by our board of directors. The rights should not interfere with any merger or other business combination approved by our board of directors at any time prior to the first date that a person or group acquires 15% or more of our common stock.

Transfer Restrictions, Redemption and Business Combination Provisions

Among other requirements, in order for us to qualify as a REIT under the Internal Revenue Code, no more than 50% in value of our outstanding shares of stock may be owned, actually or constructively, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of a taxable year. In addition, if we, or an owner of 10% or more of our capital stock, actually or constructively owns 10% or more of one of our tenants (or a tenant of any partnership or limited liability company in which we are a partner or member), the rent received by us (either directly or through the partnership or limited liability company) from the tenant will not be qualifying income for purposes of the gross income tests for REITs contained in the Internal Revenue Code. A REIT’s stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year.

Our charter contains restrictions on the ownership and transfer of our common stock which are intended to assist us in complying with these requirements and continuing to qualify as a REIT. The relevant sections of our charter provide that, subject to the exceptions described below, no person or entity may own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Internal Revenue Code, more than 9.8% (by number of shares or value, whichever is more restrictive) of the outstanding shares of common stock. We refer to the limits described in this paragraph as the “ownership limits.”

The constructive ownership rules under the Internal Revenue Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of our common stock (or the acquisition of an interest in an entity that owns, actually or constructively, our common stock) by an individual or entity, could, nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% of our outstanding common stock and thereby subject the common stock to the applicable ownership limit.

Our board of directors may, but in no event will be required to, waive the ownership limit with respect to a particular stockholder if it:

•	determines that such ownership will not jeopardize our status as a REIT; and

•	our board of directors otherwise decides such action would be in our best interest.

As a condition of such waiver, the board of directors may require an opinion of counsel satisfactory to it and/or undertakings or representations from the applicant with respect to preserving our REIT status.

These charter provisions further prohibit:

•	any person from beneficially or constructively owning shares of our stock that would result in us being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT; and

•	any person from transferring shares of our common stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of common stock that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT.

Pursuant to our charter, if any purported transfer of common stock or any other event would otherwise result in any person violating the ownership limits or such other limit as permitted by our board of directors, then any such purported transfer will be void and of no force or effect as to that number of shares in excess of the applicable ownership limit. The shares proposed to be transferred will be deemed to have been transferred to, and held by, a trustee of a trust for the exclusive benefit of a charitable organization selected by us. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust.

The trustee shall sell the shares to us or to another person designated by the trustee whose ownership of the shares will not violate the ownership limit.

The trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust:

•	sell the excess shares to a person or entity who could own the shares without violating the ownership limits or as otherwise permitted by our board of directors, and

•	distribute to the prohibited transferee or owner, as applicable, an amount equal to the lesser of (1) the price paid by the prohibited transferee or owner for the excess shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares at market price, the last reported sales price reported on the New York Stock Exchange on the trading day immediately preceding the relevant date) and (2) the sales proceeds received by the trust for the excess shares.

The trustee shall be designated by us and shall be unaffiliated with us and any prohibited transferee or owner. Prior to the sale of any excess shares by the trust, the trustee will receive, in trust for the beneficiary, all dividends and other distributions paid by us with respect to the excess shares, and may also exercise all voting rights with respect to the excess shares.

Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee shall have the authority, at the trustee’s sole discretion,

•	to rescind as void any vote cast by a prohibited transferee or owner, as applicable, prior to our discovery that the shares have been transferred to the trust; and

•	to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote. Any dividend or other distribution paid to the prohibited transferee or owner, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for distribution to the beneficiary of the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit or as otherwise permitted by the board of directors, then our charter provides that the transfer of the excess shares will be void.

All certificates representing shares of our common stock bear a legend referring to the restrictions described above.

In addition, if our board of directors shall, at any time and in good faith, be of the opinion that direct or indirect ownership of at least 9.9% of the voting shares of capital stock has or may become concentrated in the hands of one beneficial owner, it shall have the power:

•	by lot or other means deemed equitable by it to call for the purchase from any stockholder of a number of voting shares sufficient, in the opinion of our board of directors, to maintain or bring the direct or indirect ownership of voting shares of capital stock of the beneficial owner to a level of no more than 9.9% of our outstanding voting shares; and

•	to refuse to transfer or issue voting shares of capital stock to any person whose acquisition of such voting shares would, in the opinion of the board of directors, result in the direct or indirect ownership by that person of more than 9.9% of the outstanding voting shares of our capital stock.

If our board of directors fails to grant an exemption from this 9.9% ownership limitation, then the transfer of shares, options, warrants, or other securities convertible into voting shares that would create a beneficial owner of more than 9.9% of the outstanding voting shares shall be deemed void ab initio and the intended transferee shall be deemed never to have had an interest in the transferred securities. The purchase price for any voting shares of capital stock so redeemed shall be equal to the fair market value of the shares reflected in the closing sales price for the shares, if then listed on a national securities exchange, or the average of the closing sales prices for the shares if then listed on more than one national securities exchange, or if the shares are not then listed on a national securities exchange, the latest bid quotation for the shares if then traded over-the-counter, on the last business day immediately preceding the day on which we send notices of such acquisitions, or, if no such closing sales prices or quotations are available, then the purchase price shall be equal to the net asset value of such stock as determined by the board of directors in accordance with the provisions of applicable law. From and after the date fixed for purchase by the board of directors, the holder of any shares so called for purchase shall cease to be entitled to distributions, voting rights and other benefits with respect to such shares, except the right to payment of the purchase price for the shares.

Our charter requires that, except in certain circumstances, business combinations between us and a beneficial holder of 10% or more of our outstanding voting stock, or a related person, be approved by the affirmative vote of at least 90% of our outstanding voting shares.

A business combination is defined in our charter as:

•	our merger or consolidation with or into a related person;

•	any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or any other security device, of all or any substantial part (as defined below) of our assets (including without limitation any voting securities of a subsidiary) to a related person;

•	any merger or consolidation of a related person with or into us;

•	any sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of a related person to us;

•	the issuance of any of our securities (other than by way of pro rata distribution to all stockholders) to a related person; and

•	any agreement, contract or other arrangement providing for any of the transactions described in the definition of business combination.

The term “substantial part” means more than 10% of the book value of our total assets as of the end of its most recent fiscal year ending prior to the time the determination is being made.

The foregoing provisions of our charter and certain other matters may not be amended without the affirmative vote of at least two-thirds of our outstanding voting shares.

The rights and the foregoing provisions may have the effect of discouraging unilateral tender offers or other takeover proposals which certain stockholders might deem to be in their interests or in which they might receive a substantial premium. Our board of directors’ authority to issue and establish the terms of currently authorized preferred stock, without stockholder approval, may also have the effect of discouraging takeover attempts. See “Description of Preferred Stock.” The rights and the foregoing provisions could also have the effect of insulating current management against the possibility of removal and could, by possibly reducing temporary fluctuations in market price caused by accumulations of shares of common stock, deprive stockholders of opportunities to sell at a temporarily higher market price. However, our board of directors believes that inclusion of the business combination provisions in our charter and the rights may help assure fair treatment of stockholders and preserve our assets.

The above summary of certain provisions of the rights and our charter does not purport to be complete or to give effect to provisions of statutory or common law. The summary is subject to, and qualified in its entirety by reference to, the provisions of applicable law and, our charter and the rights agreement, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

Transfer Agent and Registrar

Bank of New York acts as transfer agent and registrar of the common stock.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

RELATED TO OUR REIT ELECTION

The following is a summary of the federal income tax considerations related to our REIT election which are anticipated to be material to purchasers of the securities offered by this prospectus. Your tax treatment will vary depending upon the terms of the specific securities that you acquire, as well as your particular situation. This discussion does not attempt to address any aspects of federal income taxation relevant to your ownership of the securities offered by this prospectus. Instead, the material federal income tax considerations relevant to your ownership of the securities offered by this prospectus may be provided in the applicable prospectus supplement that relates to those securities.

The information in this section is based on:

•	the Internal Revenue Code;

•	current, temporary and proposed Treasury regulations promulgated under the Internal Revenue Code;

•	the legislative history of the Internal Revenue Code;

•	current administrative interpretations and practices of the Internal Revenue Service; and

•	court decisions

in each case, as of the date of this prospectus. In addition, the administrative interpretations and practices of the Internal Revenue Service include its practices and policies as expressed in private letter rulings which are not binding on the Internal Revenue Service, except with respect to the particular taxpayers who requested and received these rulings. Future legislation, Treasury regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations contained in this discussion. Any change could apply retroactively to transactions preceding the date of the change. We have not requested, and do not plan to request, any rulings from the Internal Revenue Service concerning our tax treatment, and the statements in this prospectus are not binding on the Internal Revenue Service or any court. Thus, we can provide no assurance that the tax considerations contained in this discussion will not be challenged by the Internal Revenue Service or if challenged, will be sustained by a court.

You are advised to consult the applicable prospectus supplement, as well as your own tax advisors, regarding the tax consequences to you of:

•	the acquisition, ownership and sale or other disposition of the securities offered under this prospectus, including the federal, state, local, foreign and other tax consequences;

•	our election to be taxed as a REIT for federal income tax purposes; and

•	potential changes in the tax laws.

Taxation of the Company

General.    We elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code, commencing with our taxable year ending December 31, 1985. We believe we have been organized and have operated in a manner which allows us to qualify for taxation as a REIT under the Internal Revenue Code commencing with our taxable year ending December 31, 1985. We intend to continue to operate in this manner, but there is no assurance that we have operated or will continue to operate in a manner so as to qualify or remain qualified as a REIT. See “—Failure to Qualify.”

The sections of the Internal Revenue Code and the corresponding Treasury regulations that relate to the qualification and operation of a REIT are highly technical and complex. This summary is qualified in its entirety by the applicable Internal Revenue Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

Latham & Watkins has rendered an opinion to us, dated as of June 7, 2002, to the effect that, commencing with our taxable year ending December 31, 1985, we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT, and our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code. It must be emphasized that this opinion was based on various assumptions and representations as to factual matters, including representations made by us in a certificate provided by one of our officers. Our tax counsel has no obligation to update its opinion subsequent to its date. In addition, this opinion was based upon our factual representations set forth in this prospectus. Moreover, our qualification and taxation as a REIT depends upon our ability to meet, through actual annual operating results, asset diversification, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Internal Revenue Code discussed below, the results of which have not been and will not be reviewed by our tax counsel. Accordingly, no assurance can be given that our actual results of operation for any particular taxable year will satisfy those requirements. Further, the anticipated income tax treatment described in this prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time.

If we qualify for taxation as a REIT, we generally will not be required to pay federal corporate income taxes on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” that ordinarily results from investment in a corporation. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when this income is distributed. We will be required to pay federal income tax, however, as follows:

•	We will be required to pay tax at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

•	We may be required to pay the “alternative minimum tax” on our items of tax preference.

•	If we have: (a) net income from the sale or other disposition of “foreclosure property” which is held primarily for sale to customers in the ordinary course of business; or (b) other nonqualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. Foreclosure property is generally defined as property acquired through foreclosure or after a default on a loan secured by the property or a lease of the property.

•	We will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

•	If we fail to satisfy the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT because certain other requirements are met, we will be required to pay a tax equal to (a) the greater of (i) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% gross income test described below and (ii) the amount by which 90% of our gross income exceeds the amount qualifying under the 95% gross income test described below, multiplied by (b) a fraction intended to reflect our profitability.

•	We will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for the year, (b) 95% of our REIT capital gain net income for the year, and (c) any undistributed taxable income from prior periods.

•

If we acquire any asset from a corporation which is or has been a C corporation in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we subsequently recognize gain on the disposition of the asset during the ten-year period beginning on the date on which we acquired the asset, then we will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (a) the fair market value of the asset over (b) our adjusted basis in the asset, in each case determined as of the date on which we acquired the asset. A C corporation is generally defined as a corporation required to pay full corporate-level tax. The results described in this paragraph with respect to the recognition of gain assume that we will make or refrain from making an election under the Treasury regulations under Section 337 of the Internal Revenue Code, depending upon the time of the acquisition.

•	We will be subject to a 100% tax on any “redetermined rents,” “redetermined deductions” or “excess interest.” In general, redetermined rents are rents from real property that are overstated as a result of services furnished by a “taxable REIT subsidiary” of ours to any of our tenants. See “—Ownership of Interests in Taxable REIT Subsidiaries.” Redetermined deductions and excess interest generally represent amounts that are deducted by a taxable REIT subsidiary of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations.

Requirements for qualification as a REIT.    The Internal Revenue Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	that issues transferable shares or transferable certificates to evidence beneficial ownership;

(3)	that would be taxable as a domestic corporation but for Sections 856 through 860 of the Internal Revenue Code;

(4)	that is not a financial institution or an insurance company within the meaning of the Internal Revenue Code;

(5)	that is beneficially owned by 100 or more persons;

(6)	not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, including specified entities, during the last half of each taxable year; and

(7)	that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

The Internal Revenue Code provides that all of conditions (1) to (4), must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (6), pension funds and other specified tax-exempt entities generally are treated as individuals, except that a “look-through” exception applies with respect to pension funds.

We believe that we have satisfied conditions (1) through (7) during the relevant time periods. In addition, our charter provides for restrictions regarding ownership and transfer of shares. These restrictions are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. These ownership and transfer restrictions are described in “Description of Common Stock—Transfer Restrictions, Redemptions and Business Combination Provisions” in this Prospectus. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in (5) and (6) above. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a REIT will terminate. If, however, we comply with the rules contained in the Treasury regulations that require us to ascertain the actual ownership of our shares, and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement. See “—Failure to Qualify.”

In addition, we may not maintain our status as a REIT unless our taxable year is the calendar year. We have and will continue to have a calendar taxable year.

Ownership of a partnership interest.    We own and operate one or more properties through partnerships and limited liability companies. Treasury regulations provide that if we are a partner in a partnership, we will be deemed to own our proportionate share of the assets of the partnership. Also, we will be deemed to be entitled to our proportionate share of the income of the partnership. The character of the assets and gross income of the partnership retains the same character in our hands for purposes of Section 856 of the Internal Revenue Code, including satisfying the gross income tests and the asset tests. In addition, for these purposes, the assets and items of income of any partnership in which we own a direct or indirect interest include such partnership’s share of assets and items of income of any partnership in which it owns an interest. We have included a brief summary of the rules governing the federal income taxation of partnerships and their partners below in “—Tax Aspects of the Partnerships.” The treatment described above also applies with respect to the ownership of interests in limited liability companies or other entities that are treated as partnerships for tax purposes.

We have direct or indirect control of certain partnerships and limited liability companies and intend to continue to operate them in a manner consistent with the requirements for qualification as a REIT. We are a limited partner or non-managing member in certain partnerships and limited liability companies. If a partnership or limited liability company in which we own an interest takes or expects to take actions which could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in that entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a REIT income or asset test, and that we would not become aware of such action in a time frame which would allow us to dispose of our interest in the applicable entity or take other corrective action on a timely basis. In such a case, we could fail to qualify as a REIT.

Ownership of Interests in Qualified REIT Subsidiaries.    We own and operate a number of properties through our wholly-owned subsidiaries that we believe will be treated as “qualified REIT subsidiaries” under the Internal Revenue Code. A corporation will qualify as a qualified REIT subsidiary if we own 100% of its outstanding stock and if we do not elect with the subsidiary to treat it as a “taxable REIT subsidiary,” described below. A corporation that is a qualified REIT subsidiary is not treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, deduction and credit (as the case may be) of the parent REIT for all purposes under the Internal Revenue Code (including all REIT qualification tests). Thus, in applying the requirements described in this prospectus, the subsidiaries in which we own a 100% interest (other than any taxable REIT subsidiaries) will be ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiaries will be treated as our assets, liabilities and items of income, deduction and credit. A qualified REIT subsidiary is not subject to federal income tax and our ownership of the stock of such a subsidiary will not violate the REIT asset tests, described below under “—Asset tests.”

Ownership of Interests in Taxable REIT Subsidiaries.    A taxable REIT subsidiary is a corporation other than a REIT in which a REIT directly or indirectly holds stock and that has made a joint election with the REIT to be treated as a taxable REIT subsidiary. A taxable REIT subsidiary also includes any corporation other than a REIT with respect to which a taxable REIT subsidiary owns, directly or indirectly, securities possessing more than 35% of the total voting power or value of the outstanding securities of such corporation. A taxable REIT subsidiary may generally engage in any business, including the provision of customary or noncustomary services to tenants of its parent REIT, except that a taxable REIT subsidiary may not directly or indirectly operate or manage a lodging or health care facility or directly or indirectly provide to any other person (under a franchise, license or otherwise) rights to any brand name under which any lodging or health care facility is operated. A taxable REIT subsidiary is subject to federal income tax, and state and local income tax where applicable, as a regular C corporation. In addition, a taxable REIT subsidiary may be prevented from deducting interest on debt that is directly or indirectly funded by its parent REIT if certain tests regarding the taxable REIT subsidiary’s debt-to-equity ratio and interest expense are satisfied. We own interests in HCPI Investments, Inc. and Indiana HCP GP, Inc. We have jointly elected with each of HCPI Investments and Indiana HCP GP, Inc. to have these corporations be treated as taxable REIT subsidiaries. As a result, our ownership of securities of HCPI Investments and Indiana HCP GP, Inc. will not be subject to the 10% asset test described below, and their operations will be subject to the provisions described above which are applicable to a taxable REIT subsidiary. See “—Asset tests.”

Income tests.    We must satisfy two gross income requirements annually to maintain our qualification as a REIT:

•	First, each taxable year we must derive directly or indirectly at least 75% of our gross income, excluding gross income from prohibited transactions, from (a) certain investments relating to real property or mortgages on real property, including “rents from real property” and, in some circumstances, interest, or (b) some types of temporary investments; and

•	Second, each taxable year we must derive at least 95% of our gross income, excluding gross income from prohibited transactions, from (a) the real property investments described above, and (b) dividends, interest and gain from the sale or disposition of stock or securities.

For these purposes, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. An amount received or accrued generally will not be excluded from the term “interest,” however, solely by reason of being based on a fixed percentage or percentages of receipts or sales.

Rents we receive from a tenant will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if the following conditions are met:

•	The amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount we receive or accrue generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales;

•	We, or an actual or constructive owner of 10% or more of our stock, must not actually or constructively own 10% or more of the interests in the assets or net profits of the tenant, or, if the tenant is a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote or 10% or more of the total value of all classes of stock of the tenant. Rents received from such tenant that is a taxable REIT subsidiary, however, will not be excluded from the definition of “rents from real property” if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are comparable to rents paid by our other tenants for comparable space;

•	Rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease. If this requirement is not met, then the portion of rent attributable to personal property will not qualify as “rents from real property;” and

•	We generally must not operate or manage the property or furnish or render services to the tenants of the property, subject to a 1% de minimis exception, other than through an independent contractor from whom we derive no revenue. We may, however, directly perform certain services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. Examples of such services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. In addition, we may employ a taxable REIT subsidiary, which may be wholly or partially owned by us, to provide both customary and non-customary services to our tenants without causing the rent we receive from those tenants to fail to qualify as “rents from real property.” Any amounts we receive from a taxable REIT subsidiary with respect to the taxable REIT subsidiary’s provision of non-customary services will, however, be nonqualified income under the 75% gross income test and, except to the extent received through the payment of dividends, the 95% gross income test.

We generally do not intend to receive rent which fails to satisfy any of the above conditions. Notwithstanding the foregoing, we may have taken and may continue to take actions which fail to satisfy one or more of the above conditions to the extent that we determine, based on the advice of our tax counsel, that those actions will not jeopardize our status as a REIT.

We believe that the aggregate amount of our nonqualifying income, from all sources, in any taxable year will not exceed the limit on nonqualifying income under the gross income tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under the Internal Revenue Code. Generally, we may avail ourselves of the relief provisions if:

•	our failure to meet these tests was due to reasonable cause and not due to willful neglect;

•	we attach a schedule of the sources of our income to our federal income tax return; and

•	any incorrect information on the schedule was not due to fraud with intent to evade tax.

It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally accrue or receive exceeds the limits on nonqualifying income, the Internal Revenue Service could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. As discussed above in “—Taxation of the Company—General,” even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our nonqualifying income. We may not always be able to maintain compliance with the gross income tests for REIT qualification despite our periodic monitoring of our income.

Prohibited transaction income.    Any gain that we realize on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Our gain would include our share of any gain realized by any of the partnerships, limited liability companies or qualified REIT subsidiaries in which we own an interest. This prohibited transaction income may also adversely affect our ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business depends on all the facts and circumstances surrounding the particular transaction. We intend to hold our properties for investment with a view to long-term appreciation and to engage in the business of acquiring, developing and owning our properties. We have and may in the future make occasional sales of the properties as are consistent with our investment objectives. We do not intend to enter into any sales that are prohibited transactions. The Internal Revenue Service may contend, however, that one or more of these sales is subject to the 100% penalty tax.

Redetermined Rents.    Any redetermined rents, redetermined deductions or excess interest we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of services furnished by one of our taxable REIT subsidiaries to any of our tenants, and redetermined deductions and excess interest represent amounts that are deducted by a taxable REIT subsidiary for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations. Rents we receive will not constitute redetermined rents if they qualify for the safe harbor provisions contained in the Internal Revenue Code. Safe harbor provisions are provided where generally:

•	Amounts are received by a REIT for services customarily furnished or rendered in connection with the rental of real property;

•	Amounts are excluded from the definition of impermissible tenant service income as a result of satisfying the 1% de minimis exception;

•	The taxable REIT subsidiary renders a significant amount of similar services to unrelated parties and the charges for such services are substantially comparable;

•	Rents paid to the REIT by tenants who are not receiving services from the taxable REIT subsidiary are substantially comparable to the rents paid by the REIT’s tenants leasing comparable space who are receiving such services from the taxable REIT subsidiary and the charge for the services is separately stated; and

•	The taxable REIT subsidiary’s gross income from the service is not less than 150% of the subsidiary’s direct cost in furnishing or rendering the service.

Asset tests.    At the close of each quarter of our taxable year, we also must satisfy four tests relating to the nature and diversification of our assets:

•	First, at least 75% of the value of our total assets, including assets held by our qualified REIT subsidiaries and our allocable share of the assets held by the partnerships and limited liability companies in which we own an interest, must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, the term “real estate assets” generally means real property (including interests in real property and interests in mortgages on real property) and shares (or transferable certificates of beneficial interest) in other REITs, as well as any stock or debt instrument attributable to the investment of the proceeds of a stock offering or a public debt offering with a term of at least five years, but only for the one-year period beginning on the date the REIT receives such proceeds;

•	Second, not more than 25% of the value of our total assets may be represented by securities, other than those securities included in the 75% asset test;

•	Third, of the securities included in the 25% asset test, the value of any one issuer’s securities may not exceed 5% of the value of our total assets, and we may not own more than 10% by vote or value of any one issuer’s outstanding securities. For years prior to 2001, the 10% limit applies only with respect to voting securities of any issuer and not to the value of the securities of any issuer; and

•	Fourth, not more than 20% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries. The 10% value limitation and the 20% asset test are part of recently enacted legislation and are effective for taxable years ending after December 31, 2000.

We own 100% of the outstanding stock of HCPI Investments, Inc. and Indiana HCP GP, Inc. Each of HCPI Investments and Indiana HCP GP, Inc. elected, together with us, to have these corporations be treated as taxable REIT subsidiaries. So long as HCPI Investments and Indiana HCP GP, Inc. qualify as taxable REIT subsidiaries, we will not be subject to the 5% asset test, 10% voting securities limitation or 10% value limitation with respect to our ownership of securities in HCPI Investments or Indiana HCP GP, Inc. We or HCPI Investments or Indiana HCP GP, Inc. may acquire securities in other taxable REIT subsidiaries in the future. We believe that the aggregate value of our taxable REIT subsidiaries will not exceed 20% of the aggregate value of our gross assets. With respect to each issuer in which we currently own an interest that does not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary, we believe that (1) the value of the securities of any such issuer has not exceeded 5% of the total value of our assets and (2) our ownership of the securities of any such issuer has complied with the 10% voting securities limitation and 10% value limitation. No independent appraisals have been obtained to support these conclusions. In addition, there can be no assurance that the Internal Revenue Service will not disagree with our determinations of value. We also own, and may continue to make, loans which must qualify under the “straight debt safe-harbor” in order to satisfy the 10% value limitation described above. We believe, based on the advice of our tax counsel, that all such existing loans qualify under this safe-harbor. However, there is very little authority interpreting this safe-harbor and, as a result, there can be no assurance that the Internal Revenue Service would not take a contrary position.

The asset tests must be satisfied not only on the date that we (directly or through our partnerships or limited liability companies) acquire securities in the applicable issuer, but also each time we increase our ownership of securities of such issuer, including as a result of increasing our interest in a partnership or limited liability company which owns such securities. For example, our indirect ownership of securities of an issuer may increase as a result of our capital contributions to a partnership or limited liability company. After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy an asset test because we acquire securities or other property during a quarter (including as a result of an increase in our interests in a partnership or limited liability company), we can cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. Although we expect to satisfy the asset tests and plan to take steps to ensure that we satisfy such tests for any quarter with respect to which retesting is to occur, there can be no assurance that such steps will always be successful or will not require a reduction in our overall interest in an issuer (including in a taxable REIT subsidiary). If we fail to timely cure any noncompliance with the asset tests, we would cease to qualify as a REIT.

Annual distribution requirements.    To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

•	90% (95% for taxable years beginning before January 1, 2001) of our “REIT taxable income”; and

•	90% (95% for taxable years beginning before January 1, 2001) of our after tax net income, if any, from foreclosure property; minus

•	the excess of the sum of specified items of our noncash income items over 5% of “REIT taxable income” as described below.

Our “REIT taxable income” is computed without regard to the dividends paid deduction and our net capital gain. In addition, for purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount on purchase money debt, or a like-kind exchange that is later determined to be taxable.

In addition, if we dispose of any asset we acquired from a corporation which is or has been a C corporation in a transaction in which our basis in the asset is determined by reference to the basis of the asset in the hands of that C corporation, within the ten-year period following our acquisition of such asset, we would be required to distribute at least 90% (95% for taxable years beginning before January 1, 2001) of the after-tax gain, if any, we recognized on the disposition of the asset, to the extent that gain does not exceed the excess of (a) the fair market value of the asset on the date we acquired the asset over (b) our adjusted basis in the asset on the date we acquired the asset.

We must pay these distributions in the taxable year to which they relate, or in the following taxable year if they are declared before we timely file our tax return for that year and paid on or before the first regular dividend payment following their declarations. Except as provided below, these distributions are taxable to our stockholders, other than tax-exempt entities in the year in which paid. This is so even though these distributions relate to the prior year for purposes of our 90% distribution requirement. The amount distributed must not be preferential. To avoid being preferential, every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated other than according to its dividend rights as a class. To the extent that we do not distribute all of our net capital gain or distribute at least 90% (95% for taxable years beginning before January 1, 2001), but less than 100%, of our “REIT taxable income,” as adjusted, we will be required to pay tax on the undistributed amount at regular ordinary and capital gain corporate tax rates. We believe we have made, and intend to continue to make, timely distributions sufficient to satisfy these annual distribution requirements.

We anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy our distribution requirements. However, we may not have sufficient cash or other liquid assets to meet these distribution requirements because of timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining our taxable income. If these timing differences occur, we may need to arrange for short-term, or possibly long-term, borrowings or need to pay dividends in the form of taxable stock dividends in order to meet the distribution requirements.

We may be able to rectify an inadvertent failure to meet the 90% distribution requirement for a year by paying “deficiency dividends” to stockholders in a later year, which we may include in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

In addition, we will be required to pay a 4% excise tax on the excess of our required distribution for a calendar year over the amounts we actually distribute for such year. The amount of our required distribution during each calendar year (or in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January immediately following such year) equals the sum of 85% of our REIT ordinary income for such year, 95% of our REIT capital gain net income for the year and any undistributed taxable income from prior periods. Any REIT taxable income and net capital gain on which this excise tax is imposed for any year will be treated as an amount distributed during that year for purposes of calculating such tax.

Distributions with declaration and record dates falling in the last three months of the calendar year, which are paid to our stockholders by the end of January immediately following that year, will be treated for federal income tax purposes as having been paid on December 31 of the prior year.

Failure to Qualify

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions of the Internal Revenue Code do not apply, we will be required to pay tax, including any alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible by us and we will not be required to distribute any amounts to our stockholders. As a result, we anticipate that our failure to qualify as a REIT would reduce the cash available for distribution by us to our stockholders. In addition, if we fail to qualify as a REIT, all distributions to stockholders will be taxable at ordinary income rates to the extent of our current and accumulated earnings and profits. In this event, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year in which we lose our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

Tax Aspects of the Partnerships

General.    We own, directly or indirectly, interests in various partnerships and limited liability companies and may own interests in additional partnerships and limited liability companies in the future. Our ownership of an interest in such partnerships and limited liability companies involves special tax considerations. These special tax considerations include, for example, the possibility that the Internal Revenue Service might challenge the status of one or more of the partnerships or limited liability companies in which we own an interest as partnerships, as opposed to associations taxable as corporations, for federal income tax purposes. If a partnership or limited liability company in which we own an interest, or one or more of its subsidiary partnerships or limited liability companies, were treated as an association, it would be taxable as a corporation and therefore be subject to an entity-level tax on its income. In this situation, the character of our assets and items of gross income would change, and could prevent us from satisfying the REIT asset tests and/or the REIT income tests. This, in turn, would prevent us from qualifying as a REIT. In addition, a change in the tax status of one or more of the partnerships or limited liability companies in which we own an interest might be treated as a taxable event. If so, we might incur a tax liability without any related cash distributions.

Treasury regulations that apply for tax periods beginning on or after January 1, 1997, provide that a domestic business entity not otherwise organized as a corporation and which has at least two members may elect to be treated as a partnership for federal income tax purposes. Unless it elects otherwise, an eligible entity in existence prior to January 1, 1997, will have the same classification for federal income tax purposes that it claimed under the entity classification Treasury regulations in effect prior to this date. In addition, an eligible entity which did not exist or did not claim a classification prior to January 1, 1997, will be classified as a partnership for federal income tax purposes unless it elects otherwise. All of the partnerships in which we own an interest intend to claim classification as partnerships under these Treasury regulations. As a result, we believe that these partnerships will be classified as partnerships for federal income tax purposes. The treatment described above also applies with respect to our ownership of interests in limited liability companies that are treated as partnerships for tax purposes.

Allocations of Income, Gain, Loss and Deduction.    A partnership or limited liability company agreement will generally determine the allocation of income and losses among partners or members. These allocations, however, will be disregarded for tax purposes if they do not comply with the provisions of

Section 704(b) of the Internal Revenue Code and the Treasury regulations. Generally, Section 704(b) of the Internal Revenue Code and the related Treasury regulations require that partnership and limited liability company allocations respect the economic arrangement of the partners and members. If an allocation is not recognized for federal income tax purposes, the relevant item will be reallocated according to the partners’ or members’ interests in the partnership or limited liability company. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners or members with respect to such item. The allocations of taxable income and loss in each of the partnerships and limited liability companies in which we own an interest are intended to comply with the requirements of Section 704(b) of the Internal Revenue Code and the Treasury regulations thereunder.

Tax Allocations With Respect to the Properties.    Under Section 704(c) of the Internal Revenue Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership or limited liability company in exchange for an interest in the partnership or limited liability company must be allocated in a manner so that the contributing partner or member is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value or book value and the adjusted tax basis of the contributed property at the time of contribution. These allocations are solely for federal income tax purposes. These allocations do not affect the book capital accounts or other economic or legal arrangements among the partners or members. Some of the partnerships and/or limited liability companies in which we own an interest were formed by way of contributions of appreciated property. The relevant partnership and/or limited liability company agreements require that allocations be made in a manner consistent with Section 704(c) of the Internal Revenue Code.

Tax Liabilities and Attributes Inherited From AHP

On November 4, 1999, we acquired American Health Properties, Inc., or AHP, in a merger. AHP had also made an election to be taxed as a REIT. If AHP failed to qualify as a REIT for any of its taxable years, it would be required to pay federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Unless statutory relief provisions apply, AHP would be disqualified from treatment as a REIT for the four taxable years following the year during which it lost qualification. We, as successor-in-interest to AHP, would be required to pay this tax. The built-in gain rules described under “—Taxation of the Company—General” above would apply with respect to any assets acquired by us from AHP in connection with the merger if the merger qualified as a tax-free reorganization under the Internal Revenue Code and if AHP failed to qualify as a REIT at any time during its existence. In that case, if we had not made an election under Treasury regulation Section 1.337(d)-5T, AHP would recognize taxable gain as a result of the merger under the built-in gain rules, notwithstanding that the merger otherwise qualified as a tax-free reorganization under Internal Revenue Code. The liability for any tax due with respect to the gain described above would have been assumed by us in the merger. We have made a protective election under Treasury regulation Section 1.337(d)-5T with respect to the merger to prevent the recognition of this gain. Even with this election, under these circumstances, if we disposed of any of the assets acquired from AHP during a specified ten-year period, we would be required to pay tax on all or a portion of the gain on this disposition at the highest corporate tax rate under the built-in gain rules. In addition, in connection with the merger, we succeeded to various tax attributes of AHP assuming the merger is treated as a tax-free reorganization under the Internal Revenue Code, including any undistributed C corporation earnings and profits of AHP. If AHP qualified as a REIT for all years prior to the merger and the merger is treated as a tax-free reorganization under the Internal Revenue Code, then AHP would not have any undistributed C corporation earnings and profits. If, however, AHP failed to qualify as a REIT for any year, then it is possible that we acquired undistributed C corporation earnings and profits from AHP. If we did not distribute these C corporation earnings and profits prior to the end of 1999, we would be required to distribute these earnings and profits through deficiency dividends or would fail to qualify as a REIT. Furthermore, after the merger, the asset and income tests described in “—Requirements for qualification as a REIT—Income tests” and “—Asset tests” apply to all of our assets, including the assets acquired from AHP, and to all of our income, including the income derived from the assets we acquired from

AHP. As a result, the nature of the assets that we acquired from AHP and the income derived from those assets may have an effect on our tax status as a REIT.

Qualification as a REIT required AHP to satisfy numerous requirements, some on an annual and others on a quarterly basis, established under highly technical and complex Internal Revenue Code provisions. These include requirements relating to AHP’s:

•	actual annual operating results;

•	asset diversification;

•	distribution levels, including the effect, if any, of the characterization of AHP’s psychiatric group preferred stock on distribution levels; and

•	diversity of stock ownership.

There are only limited judicial and administrative interpretations of these requirements and qualification as a REIT involves the determination of various factual matters and circumstances which were not entirely within AHP’s control.

AHP’s REIT counsel rendered an opinion to the effect that, based on the facts, representations and assumptions stated therein, commencing with its taxable year ended December 31, 1987, AHP was organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and its method of operation enabled it to meet, through the effective time of the merger, the requirements for qualification and taxation as a REIT under the Internal Revenue Code. This opinion assumed, among other things, the accuracy of an opinion rendered by AHP’s corporate counsel with respect to the characterization of AHP’s psychiatric group preferred stock and dividends thereon, which corporate counsel’s opinion was based on the facts, representations and assumptions stated therein.

Because many of the properties formerly owned by AHP, and now owned by us, have fair market values in excess of their tax bases, assuming the merger was treated as a tax-free reorganization under Section 368(a) of the Internal Revenue Code, AHP’s tax basis in the assets transferred in the merger carried over to us. This lower tax basis causes us to have lower depreciation deductions and results in higher gain on sale with respect to these properties than would be the case if these properties had been acquired by us in a taxable transaction.

Other Tax Consequences

We may be required to pay tax in various state or local jurisdictions, including those in which we transact business. Our state and local tax treatment may not conform to the federal income tax consequences discussed above. Consequently, you should consult your tax advisors regarding the effect of state and local tax laws on an investment in us.

PLAN OF DISTRIBUTION

We may sell the securities to one or more underwriters for public offering and sale by them and may also sell the securities to investors directly or through agents. We will name any underwriter or agent involved in the offer and sale of securities in the applicable prospectus supplement. We have reserved the right to sell or exchange securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so.

We may distribute the securities from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

We may also, from time to time, authorize dealers, acting as our agents, to offer and sell securities upon the terms and conditions set forth in the applicable prospectus supplement. In connection with the sale of securities, we, or the purchasers of securities for whom the underwriters may act as agents, may compensate underwriters in the form of underwriting discounts or commissions. Underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as a principal, and may then resell the securities at varying prices to be determined by the dealer.

When securities are to be sold to underwriters, unless otherwise set forth in the applicable prospectus supplement, the underwriters’ obligations to purchase those securities will be subject to certain conditions precedent. If the underwriters purchase any of the securities, they will be obligated to purchase all of the securities.

We will describe in the applicable prospectus supplement any compensation we pay to underwriters or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Dealers and agents participating in the distribution of securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against certain civil liabilities, including liabilities under the Securities Act of 1933, and to reimburse these persons for certain expenses.

To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include overallotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such overallotments or short positions by making purchases in the open market or by exercising their overallotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

Certain of the underwriters, dealers or agents and their associates may engage in transactions with and perform services for us in the ordinary course of our business.

LEGAL MATTERS

Certain legal matters with respect to the securities offered hereby will be passed upon for us by Latham & Watkins, Costa Mesa, California. Certain legal matters relating to Maryland law will be passed upon for us by Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland. Sidley, Austin, Brown & Wood LLP will act as counsel for any agents or underwriters. Paul C. Pringle, a partner of Sidley Austin Brown & Wood LLP, owns 15,952 shares of our common stock.

EXPERTS

We have not been able to obtain, after reasonable efforts, the written consent of Arthur Andersen LLP to our naming it in this prospectus as having certified our consolidated financial statements for the three years ended December 31, 2001, as required by Section 7 of the Securities Act. Accordingly, Arthur Andersen will not have any liability under Section 11 of the Securities Act of 1933 for false and misleading statements and omissions contained in this prospectus, including the financial statements, and any claims against Arthur Andersen related to any such false and misleading statements and omissions may be limited.